SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Allegheny Energy, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

to be held on May 20, 2010 and Proxy Statement

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601

March 19, 2010

Dear Fellow Stockholder:

You are cordially invited to attend our annual meeting of stockholders on Thursday, May 20, 2010, at 9:30 a.m. at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York.

This booklet includes the notice of the annual meeting and proxy statement. The proxy statement describes the business we will conduct at the meeting and provides information about us that you should consider when you vote your shares. The first two items of business are:

1)	the election of ten members named in the attached proxy statement to your Board of Directors (the “Board”); and

2)	the ratification of our independent auditor.

Your Board recommends that you vote FOR Items 1 and 2 described above. In addition, there is one stockholder proposal, which is Item 3. Your Board recommends that you vote AGAINST Item 3.

Your vote is important. Please vote promptly by telephone or on the Internet following the instructions on your proxy/voting instruction card regardless of whether you expect to attend the annual meeting. Alternatively, you may mark, date, sign and return the enclosed proxy/voting instruction card. If you attend and you are a holder of record, you may withdraw your proxy and vote in person.

On February 11, 2010 we announced our proposed merger with FirstEnergy Corp. This proxy statement does not ask you to consider the planned merger. At the appropriate time, we will send you a separate package of materials for the special meeting of stockholders which we plan to hold in connection with the merger. We believe the merger will significantly enhance value for our stockholders. The combined company will have substantial upside potential, with increased scale and a more diverse generation fleet. In the meantime, we will continue to focus on Allegheny Energy’s core business goals and priorities.

Thank you for your continued interest and support of Allegheny Energy.

Sincerely,

Paul J. Evanson

Chairman, President and Chief Executive Officer

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601

March 19, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ALLEGHENY ENERGY, INC., a Maryland corporation (the “Company”), will hold its annual meeting of stockholders at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York, on May 20, 2010, at 9:30 a.m., Eastern Daylight Time, for the following purposes:

1)	To elect ten directors named in the attached proxy statement to hold office until the Company’s 2011 annual meeting and until their successors are duly elected and qualify;

2)	To ratify the appointment of the Company’s independent auditor;

3)	If properly presented, to consider one stockholder proposal; and

4)	To transact such other business as may properly come before the meeting or any adjournment, postponement or continuation thereof.

Holders of record of the Company’s common stock at the close of business on March 5, 2010 will be entitled to vote at the meeting.

By Order of the Board of Directors,

David M. Feinberg

Vice President, General Counsel and Secretary

PROXY STATEMENT

Proxies in the form enclosed are being solicited by the Board of Directors (the “Board”) of Allegheny Energy, Inc. (the “Company,” “Allegheny,” “we,” “us,” or “our”) for the annual meeting of stockholders to be held on May 20, 2010 at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York, at 9:30 a.m., Eastern Daylight Time.

The proxy card provided to each of our stockholders covers the total number of shares of our common stock, par value $1.25 per share, registered in his or her name. The proxy card provided to our employees will also include the shares of our common stock held for their respective accounts in our Employee Stock Ownership and Savings Plan. A proxy may be revoked at any time prior to its exercise by written notice to us, by submission of another proxy bearing a later date or by voting in person at the annual meeting. A proxy authorized through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently authorizing another proxy through the Internet or by telephone or by attending the annual meeting and voting in person. Attending our annual meeting will not automatically revoke your prior proxy; you must vote at the annual meeting to have your prior proxy revoked. If your shares are held by a bank, broker or other holder of record, please refer to the instructions provided by that holder of record to vote your shares.

At the close of business on March 5, 2010, which is the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting, there were 169,570,203 outstanding shares of our common stock. Each outstanding share of our common stock is entitled to one vote.

Elections of our directors are subject to cumulative voting. This means that for the election of directors, each holder entitled to vote is entitled to as many votes as equals the number of shares of our common stock held by the holder multiplied by the number of directors to be elected. A holder may cast all of these votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. You may not cumulate your “withhold” votes with respect to a nominee. If you wish to cumulate your votes in this manner, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If your shares are held by a bank, broker or other holder of record, please contact that holder of record or refer to the instructions provided by that holder of record to cumulate any of your shares. Unless you indicate otherwise, a vote for the nominees of your Board will give the proxy holders discretionary authority to cumulate all votes to which you are entitled and to allocate them in favor of any one or more of the nominees as the proxy holders determine, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

In an uncontested election, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast. A majority of the votes cast (“Majority Vote”) means that the number of shares voted “for” a director must exceed the number of votes “withheld” from that director. In a contested election, a plurality of all the votes cast will be sufficient to elect a director. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of votes cast in an uncontested election, Maryland law provides that the director would continue to serve on your Board as a “holdover director.” However, under our bylaws, any nominee for election as a director in an uncontested election at the meeting of stockholders who fails to receive a Majority Vote is obligated to tender his or her resignation to the Nominating and Governance Committee of your Board (the “Governance Committee”) for consideration. The Governance Committee will consider any resignation and recommend to your Board whether to accept it. Your Board is required to take action with respect to the Governance Committee’s recommendation and to publicly disclose each such resignation and the related action taken by your Board.

In addition, the affirmative vote of a majority of all the votes cast is required for ratification of the appointment of our independent auditor and for the approval of the stockholder proposal.

The presence in person or by proxy of the holders of record of a majority of the outstanding shares of our common stock entitled to vote constitutes a quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions, your broker has the authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. Where a matter is not considered routine, including the election of the board of directors, shares held by your broker will not be voted, absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. This is called a “broker non-vote.” Abstentions and broker “non-votes” will be counted only for the purpose of determining whether a quorum is present, but will not be counted as votes cast, and therefore will have no effect on the outcome of the vote on any matter.

Additional details are set out in Article II (Stockholders’ Meetings) of our bylaws, which are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

The approximate date on which this proxy statement and form of proxy are first being sent or given to our stockholders is March 25, 2010.

MERGER AGREEMENT WITH FIRSTENERGY CORP.

On February 10, 2010, Allegheny, FirstEnergy Corp. (“FirstEnergy”), and Element Merger Sub, Inc., a direct wholly-owned subsidiary of FirstEnergy (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). For further information, please see our Current Report on Form 8-K, filed with the SEC on February 11, 2010, to which is attached a copy of the Merger Agreement. In connection with the merger, FirstEnergy expects to file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of us and FirstEnergy, and will also constitute a prospectus of FirstEnergy. We and FirstEnergy will mail the joint proxy statement/prospectus to our respective stockholders.

Please note that this proxy statement is provided in connection with our annual meeting of stockholders and does not ask you to consider the Merger Agreement or the transactions contemplated thereby. As such, this proxy statement does not reflect all of the terms and conditions of the Merger Agreement and does not relate to the special meeting with respect to the merger, which will be held on a future date that has not yet been determined. At the appropriate time, we will send a separate package of proxy solicitation materials to you for the special meeting that will be held by us in connection with the merger. The merger is subject to a number of closing conditions that are set forth in the Merger Agreement, including, among others, the approval of the Merger Agreement by the stockholders of the Company.

Additional Information and Where To Find It

In connection with the proposed merger between FirstEnergy and Allegheny, FirstEnergy will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of FirstEnergy and Allegheny that also constitutes a prospectus of FirstEnergy. Allegheny and FirstEnergy will mail the joint proxy statement/prospectus to their respective stockholders. Allegheny and FirstEnergy urge investors and stockholders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Allegheny’s website (www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.” You may also obtain these documents, free of charge, from FirstEnergy’s website (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.”

Participants in the Merger Solicitation

Allegheny, FirstEnergy and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Allegheny and FirstEnergy stockholders in favor of the merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Allegheny and FirstEnergy stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Allegheny’s executive officers and directors in this definitive proxy statement and in Allegheny’s Annual Report on Form 10-K filed with the SEC on March 1, 2010. You can find information about FirstEnergy’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2009 and in its Annual Report on Form 10-K filed with the SEC on February 19, 2010. Additional information about Allegheny’s executive officers and directors and FirstEnergy’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4 when it becomes available. You can obtain free copies of these documents from Allegheny and FirstEnergy using the website information above.

Litigation Relating to the Merger

In connection with the merger, purported stockholders of Allegheny have filed putative shareholder class action and/or derivative lawsuits in Pennsylvania and Maryland state courts, as well as in the United States District Court for the Western District of Pennsylvania, against Allegheny and the directors and certain officers of Allegheny. The lawsuits allege, among other things, that the directors breached their fiduciary duties by approving the merger agreement, and that Allegheny aided and abetted in these alleged breaches of fiduciary duty. While Allegheny believes the lawsuits are without merit and intends to defend vigorously against the claims, the outcome of any such litigation is inherently uncertain. In accordance with its bylaws, Allegheny Energy will advance expenses and, as necessary, indemnify all of its directors in connection with these proceedings.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Item 1—Election of Directors

Presented below is information about each nominee for director. The Governance Committee and your Board concluded that each of the nominees listed below should serve as a director of the Company. In making this conclusion, the Governance Committee and your Board considered each nominee’s experience, background, independence and knowledge of our business and the disciplines relevant to the success of a large publicly-traded company, such as accounting, corporate governance, finance, technology and other areas of expertise.

The information considered for each individual nominee is provided below. This disclosure reflects factors that the Governance Committee and your Board considered in nominating each director. In addition to the factors provided below, a determination was made by your Board that each non-management nominee is considered independent in accordance with applicable New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) requirements as further described in the “Corporate Governance Practices – Director Independence” section below. Each nominee has also demonstrated integrity, compatibility, judgment, willingness to commit time and energy to the Company and an interest in the electric utility industry.

The Governance Committee and your Board also evaluated each nominee in the context of the Board as a whole, with the objective of recommending a group that can best contribute to the success of our business and represent stockholder interests. The procedures for nomination of directors are discussed further in the “Corporate Governance Practices” section below.

Directors are elected annually, and each director will stand for election at the upcoming annual meeting to serve until our 2011 annual meeting of stockholders and until a successor is duly elected and qualify.1 Any director elected to fill a vacancy on your Board at any time other than at an annual election of directors also will be elected to a term expiring at the next annual meeting of stockholders and until his or her successors are duly elected and qualify. The proxies received, unless marked to the contrary, will be voted for the election of the following persons who are the nominees of your Board in this election. Your Board does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders will vote on the alternative nominee or nominees who will be designated by your Board.

[1]	The proposed merger with FirstEnergy, pursuant to the Merger Agreement dated as of February 10, 2010, will be submitted to stockholders for approval at a special meeting which will be held on a future date that has not yet been determined. The Merger Agreement provides that in connection with the merger of Merger Sub with and into Allegheny, the directors of Merger Sub immediately prior to the closing of the merger will continue as the initial directors of Allegheny after the merger. The Merger Agreement also provides that FirstEnergy will designate two current Allegheny board members, upon consultation with and in consideration of the views of Allegheny, to become members of the FirstEnergy Board of Directors after the closing of the merger. The timing of the merger is dependent on a number of closing conditions that are set forth in the Merger Agreement including, among others, the approval of the Merger Agreement by the stockholders of the Company.

Your Board proposes the election of the following ten directors of the Company for a term of one year:

Committee Membership, Principal Occupation or Other Business Experience, Other Directorships, Certain Other Information, and Company Board and Committee Meeting Attendance	Age	Director of the Company since

H. FURLONG BALDWIN

Mr. Baldwin is the Chair of the Management Compensation and Development Committee and a member of the Executive Committee. He is the non-executive Chairman and director of the Board of The NASDAQ OMX Group; and a director of W.R. Grace & Co. and Platinum Underwriters Holdings, Ltd.

Mr. Baldwin is also an honorary member (emeritus) and former Chairman of the Johns Hopkins Medicine Board of Trustees and a member (emeritus) of the Johns Hopkins University Board of Trustees.

Previously, Mr. Baldwin was the Chairman, President and CEO of the Mercantile Bankshares Corp. and the Mercantile Safe Deposit & Trust Co.; a director of Constellation Energy Group, CSX Corp. and The St. Paul Companies, Inc.; and a Governor of the National Association of Securities Dealers, Inc.

The Governance Committee and your Board believe that Mr. Baldwin’s executive and board experience provide him with key skills in working with directors, understanding board processes and functions, and overseeing management. Further, the diversity of Mr. Baldwin’s experience – from The NASDAQ OMX Group to the Johns Hopkins boards – provides him with a collection of practices and strategies to assist your Board in its decision-making and analyses regarding executive compensation and other matters. The Governance Committee and your Board believe that Mr. Baldwin’s executive and Board experience qualifies him to serve as a member of your Board and the committees on which he serves.

2009 Attendance: Attended 13 of 13 meetings of your Board and committees on which he served.

	78	2003

ELEANOR BAUM

Dr. Baum is a member of the Management Compensation and Development and Nominating and Governance Committees. Dr. Baum is the Dean of the Albert Nerken School of Engineering of The Cooper Union for the Advancement of Science and Art (1987-Present). She is a director of Avnet, Inc. and a former director of United States Trust Company (1989-2007).

Dr. Baum is also a trustee of Embry Riddle University, a member of the Board of the New York Building Congress and a Fellow of the Institute of Electrical and Electronic Engineers.

Previously, Dr. Baum was a Chair of the Engineering Workforce Commission; a Chair of the Board of Governors, New York Academy of Sciences; a President of Accreditation Board for Engineering and Technology; a President of the American Society for Engineering Education; and a former Trustee of the Webb Institute.

The Governance Committee and your Board believe that Dr. Baum’s experience in engineering, particularly electrical engineering, provides her with a unique and valuable perspective on the operations of an electric utility. Additionally, Dr. Baum’s extended service on your Board has allowed her the opportunity to gain institutional knowledge about the Company and its operations. The Governance Committee and your Board believe that Dr. Baum’s insights, her Board experience and related knowledge qualifies her to serve as a member of your Board and the committees on which she serves.

2009 Attendance: Attended 16 of 16 meetings of your Board and committees on which she served.

	70	1988

PAUL J. EVANSON

Mr. Evanson has been Chairman of your Board, and President and Chief Executive Officer of the Company since June 2003. He is the Chair of the Executive Committee. He has also been Chairman, Chief Executive Officer and a director of the Company’s principal subsidiaries since June 2003. He is an attorney and a former director of Lynch Interactive Corporation (1999-2006).

Mr. Evanson is a director of the Edison Electric Institute, and a member of the Board of Trustees at St. John’s University and the Westmoreland Museum of American Art in Pennsylvania.

Prior to joining the Company in 2003, Mr. Evanson was President of Florida Power & Light Company, the principal subsidiary of FPL Group, Inc., and a director of FPL Group, Inc. He is also a former President of Lynch Interactive Corporation.

	68	2003

Committee Membership, Principal Occupation or Other Business Experience, Other Directorships, Certain Other Information, and Company Board and Committee Meeting Attendance	Age	Director of the Company since

The Governance Committee and your Board believe that Mr. Evanson’s extensive executive and board experience in the electric industry provides him with great insight into the operations and management of the Company. As President and Chief Executive Officer, Mr. Evanson also brings valuable insight to your Board concerning the opportunities and challenges facing the Company. The Governance Committee and your Board believe that Mr. Evanson’s legal background, executive and board experience, demonstrated past performance and position at the Company qualifies him to serve as Chairman of your Board and as a member of the Executive Committee.

2009 Attendance: Attended 7 of 7 meetings of your Board and the committee on which he served.

CYRUS F. FREIDHEIM, JR.

Mr. Freidheim is the Chair of the Nominating and Governance Committee and a member of the Executive Committee. He is a former Chief Executive Officer of the Sun-Times Media Group Inc., a newspaper publisher (2006-2009). On March 31, 2009, the Sun-Times Media Group, Inc. and its domestic subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Mr. Freidheim is also a director of Virgin America, a privately-held domestic airline, and a former director of Hollinger International Inc. (2005-2009), HSBC Finance Corporation (1991-2008) and Sitel Corp. (2005-2007).

Mr. Freidheim is also an honorary trustee of the Brookings Institution, a trustee of the Rush University Medical Center, and a life trustee of both the Chicago Council on Global Affairs and the Chicago Symphony Orchestra Association.

Previously, Mr. Freidheim was a Chairman and Chief Executive Officer of Chiquita Brands International, Inc., a Vice Chairman of Booz Allen Hamilton, Inc., and a director of Household International, Inc., Security Capital Group and MicroAge, Inc., Elger Industries and five other non-public corporations.

The Governance Committee and your Board believe that Mr. Freidheim’s service as a chief executive officer at various companies provides him with experience in strategically responding to operational and financial challenges and overseeing complex organizations. Mr. Freidheim’s extensive board experience also provides him with knowledge of board processes and functions, and the oversight of management. The Governance Committee and your Board believe that Mr. Freidheim’s executive and Board experience qualifies him to serve as a member of your Board and the committees on which he serves.

2009 Attendance: Attended 11 of 11 meetings of your Board and committees on which he served.

	74	2003

JULIA L. JOHNSON

Ms. Johnson is a member of the Audit and Nominating and Governance Committees. She is an attorney and the President of NetCommunications, LLC, a strategic consulting firm (2000-Present). She is a director of American Water Works Company, Inc., MasTec, Inc. and NorthWestern Corporation.

Ms. Johnson is also a member of the Department of Energy/National Association of Regulatory Utility Commissioners Energy Market Access Board. She is also the chairperson of both the Emerging Issues Policy Forum and the Florida African American Educational Alliance.

Previously, Ms. Johnson was the Senior Vice President of Communications and Marketing, Milcom Technologies; the Chairman and Commissioner of the Florida Public Service Commission; and a Member of the Florida State Board of Education.

The Governance Committee and your Board believe that Ms. Johnson’s legal background and other experiences have provided her with key skills in implementing corporate strategies and evaluating the electric industry. As President of NetCommunications, LLC, Ms. Johnson develops strategies for achieving objectives through advocacy directed at critical decision makers, including the Federal Energy Regulatory Commission, and Ms. Johnson brings that expertise to your Board as well. Additionally, Ms. Johnson’s service as a chairman and commissioner of a public utility commission provides her with valuable insight into an electric utility. The Governance Committee and your Board believe that Ms. Johnson’s background and Board experience qualifies her to serve as a member of your Board and the committees on which she serves.

2009 Attendance: Attended 22 of 22 meetings of your Board and committees on which she served.

	47	2003

Committee Membership, Principal Occupation or Other Business Experience, Other Directorships, Certain Other Information, and Company Board and Committee Meeting Attendance	Age	Director of the Company since

TED J. KLEISNER

Mr. Kleisner is a member of the Executive and Management Compensation and Development Committees. Mr. Kleisner is the President and Chief Executive Officer of Hershey Entertainment and Resorts Company, an entertainment and hospitality company (2007-Present). He is also a director of Hershey Entertainment and Resorts Company. Mr. Kleisner is a former President of CSX Hotels, Inc. (1987-2006) and a former President of The Greenbrier Resort and Club Management Company, a resort management company (1989-2006).

Mr. Kleisner is a director of the Keystone Area Council Boy Scouts of America, WITF, Inc. (Central Pennsylvania Public Broadcasting) and Pennsylvania Chamber of Business & Industry. He is a member of the Executive Advisory Board for the Daniels College of Business at the University of Denver and of the Board of Trustees of the Culinary Institute of America.

Previously, Mr. Kleisner was also a director of the following organizations: American Hotel and Lodging Association, Discover the Real West Virginia Foundation, Forward Southern West Virginia, Greenbrier Valley Economic Development Authority, West Virginia Chamber of Commerce, West Virginia Foundation for Independent Colleges and the West Virginia Roundtable. He is also a former member of the Board of Trustees for the Virginia Episcopal School.

The Governance Committee and your Board believe that Mr. Kleisner’s senior executive positions provide him with experience in developing and implementing corporate strategy and setting executive compensation and benefits. Further, Mr. Kleisner’s executive and board experience has prepared him to respond to financial and operational challenges, and his extended service on your Board has allowed him the opportunity to gain institutional knowledge about the Company and its operations. The Governance Committee and your Board believe that Mr. Kleisner’s executive and Board experience qualifies him to serve as a member of your Board and the committees on which he serves.

2009 Attendance: Attended 13 of 13 meetings of your Board and committees on which he served.

	65	2001

CHRISTOPHER D. PAPPAS

Mr. Pappas is a member of the Management Compensation and Development Committee. He is a former President and Chief Executive Officer of NOVA Chemicals Corporation (“Nova Chemicals”), a commodity chemicals company (2009). Prior to this position, he was the President and Chief Operating Officer (2008-2009), Chief Operating Officer (2006-2008), and Senior Vice President & President, Styrenics (2000-2006) for Nova Chemicals. He was a member of the Board of Directors of Nova Chemicals (2007-2009) and INEOS NOVA (2005-2009).

Mr. Pappas is also a trustee at Sewickley Academy.

Previously, Mr. Pappas served in various leadership capacities at Dow Chemical and Dupont Dow Elastomers, and was a director of Methanex Corporation.

The Governance Committee and your Board believe that Mr. Pappas’s executive and board experience has equipped him with leadership skills and the knowledge of board processes and functions. Additionally, Mr. Pappas’s general corporate decision-making and senior executive experience with a commodity-based business provides a useful background for understanding the operations of the Company. The Governance Committee and your Board believe that Mr. Pappas’s executive and Board experience qualifies him to serve as a member of your Board and the committee on which he serves.

2009 Attendance: Attended 12 of 12 meetings of your Board and the committee on which he served.

	54	2008

STEVEN H. RICE

Mr. Rice is a member of the Audit and Executive Committees and currently serves as our Presiding Director. Mr. Rice is an attorney and is a senior advisor to private equity funds and national and regional banking institutions. He is a former Managing Director-New York of Gibraltar Private Bank & Trust (2006-2007) and a senior advisor to banking institutions (2004-2006).

Mr. Rice serves as a director of the National Association of Corporate Directors-New York Chapter and is a member of the New York Bar.

Previously, Mr. Rice was the former President, Chief Executive Officer and director of the Stamford (CT) Federal Savings Bank; a former President and director of the Seamen’s Bank for

	66	1986

Committee Membership, Principal Occupation or Other Business Experience, Other Directorships, Certain Other Information, and Company Board and Committee Meeting Attendance	Age	Director of the Company since

Savings in New York City and a former director of the Royal Insurance Group, Inc. in the United States. Also, he previously served in New York State government, first as Assistant Counsel to Governor Nelson A. Rockefeller and later as Deputy Superintendent and Special Counsel of the New York State Banking Department.

The Governance Committee and your Board believe that Mr. Rice’s banking, finance and legal experience provides him a unique and valuable perspective on the operations of the Company. Additionally, Mr. Rice’s extensive service on your Board has allowed him the opportunity to gain institutional knowledge about the Company and its operations. The Governance Committee and your Board believe that Mr. Rice’s financial, legal and Board experience qualifies him to serve as a member of your Board and the committees on which he serves.

2009 Attendance: Attended 19 of 19 meetings of your Board and committees on which he served.

GUNNAR E. SARSTEN

Mr. Sarsten is a member of the Audit and Nominating and Governance Committees. He is a consulting professional engineer and a court recognized expert in matters of engineering, construction, and project management related to the execution of large industrial projects. He is a former Chairman and Chief Executive Officer of MK International (1994-1997).

Mr. Sarsten is also registered as a Professional Engineer in various states, and maintains membership in numerous engineering societies including the American Nuclear Society and the American Society of Mechanical Engineers.

Previously, Mr. Sarsten was the President and Chief Operating Officer of Morrison Knudsen Corporation; director of the Morrison Knudsen Corporation; President and Chief Executive Officer of United Engineers & Constructors International, Inc.; and Deputy Chairman of the Third District Federal Reserve Bank in Philadelphia.

The Governance Committee and your Board believe that Mr. Sarsten’s experience in engineering and project management brings a valuable perspective on the operations of the Company to your Board. Mr. Sarsten’s executive experience and service on the Third District Federal Reserve Bank also provides him with the skills to oversee management and review the Company’s financial plans. Additionally, Mr. Sarsten’s extended service on your Board has allowed him the opportunity to gain institutional knowledge about the Company and its operations. The Governance Committee and your Board believe that Mr. Sarsten’s engineering, project management and Board experience qualifies him for continued service as a member of your Board and the committees on which he serves.

2009 Attendance: Attended 22 of 22 meetings of your Board and committees on which he served.

	73	1992

MICHAEL H. SUTTON

Mr. Sutton is the Chair of the Audit Committee. Mr. Sutton is an independent consultant on accounting and auditing regulation. He is a director of Krispy Kreme Doughnuts, Inc.

Previously, Mr. Sutton was a Chief Accountant for the United States Securities and Exchange Commission; senior partner and National Director of Accounting and Auditing Professional Practice for Deloitte & Touche LLP; and a director of American International Group, Inc. (2005-2009).

The Governance Committee and your Board believe that Mr. Sutton’s accounting and auditing expertise with both the Securities and Exchange Commission and a national accounting firm, provides valuable insight with respect to financial reporting. Further, Mr. Sutton’s service on the boards of large public corporations provides him with experience in board processes and function, the oversight of management and general corporate decision-making. The Governance Committee and your Board believe that Mr. Sutton’s accounting, auditing and Board experience qualifies him as an audit committee financial expert and for continued service as a member of your Board and as a member of the Audit Committee.

2009 Attendance: Attended 18 of 18 meetings of your Board and the committee on which he served.

	69	2004

Item 2 – Company Proposal – Ratification of Independent Auditor

By NYSE and SEC rules and under the Audit Committee’s charter, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee.

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte & Touche”), an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2010 and to perform other audit-related services. Following the Audit Committee’s appointment, your Board voted unanimously to recommend that our stockholders vote to ratify the Audit Committee’s selection of Deloitte & Touche as the Company’s independent auditor for 2010.

Additional information concerning the independent auditor may be found on page 54 of this proxy statement in the “2010 PROPOSALS – Company Proposal” section.

Your Board unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche as our independent auditor and will so vote proxies received that do not otherwise specify.

Item 3 – Stockholder Proposal

A single stockholder has announced his intention to present a proposal that requests that, whenever possible, the chairman of the board of directors shall be an independent director. At five recent Company annual stockholder meetings, our stockholders rejected substantially identical proposals and should continue to do so.

As described further on page 56 of this proxy statement, your Board believes that it would not be in the best interests of the Company to implement a rigid policy to require that the Chairman of your Board be independent for the following reasons:

•	Your Board believes, and an outside service confirmed, that the Company is one of the national leaders in its industry in corporate governance;

•	Your Company is committed to the highest standards of corporate governance that provides for, among other things, significant independence of your Board;

•	Your Company’s practice with respect to its Chairman is consistent with a substantial majority of other large companies;

•	Your Board has taken decisive steps to ensure that it effectively carries out its responsibility for the oversight of management; and

•

Your Board’s appointment of a Presiding Director and the use of regular executive sessions of the non-management Board members, along with your Board’s strong committee system and substantial majority of independent directors, allows your Board to maintain effective oversight of management.

The proponent’s full proposal and statement in favor of this proposal and your Board’s statement in opposition of this proposal can be found beginning on page 55 of this proxy statement in the “2010 PROPOSALS – Stockholder Proposal” section.

Your Board unanimously recommends that our stockholders vote AGAINST this stockholder proposal and will so vote proxies received that do not otherwise specify.

COMMITTEES OF YOUR BOARD OF DIRECTORS

Your Board currently has the following committees: Audit, Executive, Management Compensation and Development, and Nominating and Governance. The current members and description of these committees are provided below.

Audit Committee.    The Audit Committee members include Michael H. Sutton (Chair), Julia L. Johnson, Steven H. Rice and Gunnar E. Sarsten. The Audit Committee, which is composed solely of independent directors, is responsible for, among other things, assisting your Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and our internal audit function, including the appointment, compensation, retention, and oversight of any independent auditor. The Audit Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE and the SEC. A more detailed discussion of the purposes, duties and powers of the Audit Committee is found in the charter of the Audit Committee, which is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Your Board has determined that each member of the Audit Committee is independent under both Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable independence standards of the NYSE. Your Board also has determined that Mr. Sutton is an audit committee financial expert in accordance with the applicable rules and regulations of the SEC. Each member of the Audit Committee is financially literate and one or more members of the Audit Committee possess accounting or related financial management expertise, as determined by your Board in its business judgment. The Audit Committee met twelve times in 2009.

Executive Committee.    The Executive Committee members include Paul J. Evanson (Chair), H. Furlong Baldwin, Cyrus F. Freidheim, Jr., Ted J. Kleisner and Steven H. Rice. The Executive Committee has, with certain exceptions, all of the powers of your Board when your Board is not in session. The Executive Committee met one time in 2009.

Management Compensation and Development Committee.    The Management Compensation and Development Committee (the “Compensation Committee”) members include H. Furlong Baldwin (Chair), Eleanor Baum, Ted J. Kleisner and Christopher D. Pappas. Based on a recommendation from the Nominating and Governance Committee, your Board appointed Mr. Kleisner as the Chair of the Compensation Committee effective as of the Company’s 2010 annual meeting of stockholders. Mr. Baldwin will also remain as a member of the Compensation Committee. The Compensation Committee, which is composed solely of independent directors, is responsible for, among other things, discharging your Board’s responsibilities relating to compensation of our executives and making recommendations to your Board with respect to executive management succession. The Compensation Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE. The Compensation Committee has the authority under its charter to select and retain special counsel, experts or consultants. As further described in the “Compensation Discussion and Analysis” section below, to assist in carrying out its responsibilities, the Compensation Committee has engaged an independent compensation consultant. A more detailed discussion of the responsibilities of the Compensation Committee is found in the charter of the Compensation Committee, which is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Your Board has determined that each member of the Compensation Committee is independent under the applicable standards of the NYSE. The Compensation Committee met six times in 2009.

Nominating and Governance Committee.    The Nominating and Governance Committee (the “Governance Committee”) members include Cyrus F. Freidheim, Jr. (Chair), Eleanor Baum, Julia L. Johnson and Gunnar E. Sarsten. Based on a recommendation from the Governance Committee, your Board appointed Dr. Baum as the Chair and Mr. Pappas as a member of the Governance Committee effective as of the Company’s 2010 annual meeting of stockholders. Mr. Freidheim will also remain as a member of the Governance Committee. The Governance Committee, which is composed solely of independent directors, is responsible for, among other things, assisting your Board in fulfilling its oversight responsibilities with respect to matters of corporate governance, identifying and recommending individuals to your Board for nomination as directors, and reviewing any related person transactions pursuant to a formal policy. The Governance Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE. The Governance Committee has the authority under its charter to select and retain special counsel, experts or consultants. A more detailed discussion of the responsibilities of the Governance Committee is found in the charter of the Governance Committee, which is available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Your Board has determined that each member of the Governance Committee is independent under the applicable standards of the NYSE. The Governance Committee met four times in 2009.

CORPORATE GOVERNANCE PRACTICES

Our Corporate Governance Commitment and Initiatives.    Your Board believes strongly that sound and effective corporate governance practices accompany and greatly aid our long-term business success. We are committed to high standards of corporate governance. Your Board also believes, and an outside service confirmed, that we are at the forefront of good corporate governance.

Reflecting our commitment to continuous improvement, your Board reviews our governance policies and practices on an ongoing basis to ensure that the practices promote stockholder value. Your Board also continues to monitor guidance from the SEC, the NYSE and other relevant agencies regarding corporate governance procedures and policies, and will continue to assess our corporate governance documents and practices to ensure full compliance with applicable requirements. Described below are the highlights of our corporate governance practices.

Board Leadership Structure.    Your Company currently has one person function as both Chairman of your Board and Chief Executive Officer (“CEO”). With the exception of our Chairman and CEO, Mr. Evanson, your Board is composed entirely of independent directors. Therefore, your Board includes an ample number of independent directors to offer critical review of management. For example, the independent directors meet separately in executive session without Mr. Evanson present at every regularly scheduled Board meeting. Because your Company currently has one person functioning as both Chairman and CEO, your Board believes it is important to have an independent Presiding Director (also commonly called an independent “Lead Director”). Our independent Presiding Director is responsible for leading these executive sessions and has other clearly defined duties, as further discussed below and in the Company’s bylaws.

All of your Board’s committees, other than the Executive Committee, are, and have for many years been, composed solely of independent directors. Furthermore, each of these committees is chaired by independent, non-employee directors, who are nominated by the independent directors. Accordingly, oversight of critical issues, such as the oversight of the integrity of our financial statements, CEO and executive officer compensation, and Board evaluation and selection of directors, is entrusted to the independent directors. Moreover, every director may request the inclusion of specific items on the agenda for Board and committee meetings.

Taking the above into consideration, your Board believes that a combined Chairman and CEO is an appropriate Board leadership structure for the Company at this time. Your Board regularly reviews this structure to ensure it is in the best interests of the Company at the time.

Executive Sessions of Non-Management Directors/Presiding Director.    The non-management directors met six times in executive session in 2009. Your Board has an independent Presiding Director who leads the meetings in executive session. The position of Presiding Director is rotated every two years among the independent non-management directors, with each term commencing with an annual meeting of our stockholders. Cyrus F. Freidheim was appointed by your Board to serve as the Presiding Director commencing on May 20, 2010. Steven H. Rice will continue to serve as the Presiding Director until May 19, 2010.

The duties of the Presiding Director include the following:

•	presides at all meetings of your Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serves as liaison between the Chairman and the independent directors;

•	provides input to management on information to be sent to your Board and approves information sent to your Board;

•	approves meeting agendas for your Board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors; and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

Board’s Role in Risk Oversight.    The Company’s management is responsible for addressing the risks of the organization. In doing so, your Company employs a risk management process commonly called Enterprise Risk Management (“ERM”) to assist it in managing material risks. ERM is a process that provides a top-down view of material risks facing an organization.

Because management is accountable to the Board, your Board’s focus is on effective risk oversight of strategic issues. This oversight role involves the review of major risks the Company faces along with a consideration of the processes that the Company’s management employs to address these risks.

While risk oversight is the responsibility of the full Board, the Board’s committees each focus attention on certain elements of risk oversight in their respective areas. For example, the Compensation Committee recently reviewed a risk assessment of the Company’s significant policies and practices relating to employee compensation. The assessment illustrated that the Company’s compensation program is designed to provide an incentive for employees to manage risk and reward, and to align the interests of our employees with those of our stockholders.

Procedures for Nomination of Directors.    To fulfill its responsibility to identify, evaluate and recommend to your Board nominees for election as directors, the Governance Committee reviews the skills and characteristics required of director nominees, considering current Board composition and Company circumstances. The Governance Committee works with the Board to determine the appropriate skills and characteristics for your Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and the desired experience. These skills and characteristics are generally outlined in the Company’s Corporate Governance Guidelines and a Board profile matrix that is used by the Governance Committee to determine the skills and characteristics relating to the Board composition as a whole.

Characteristics that are essential for all directors include integrity; compatibility; judgment; willingness to commit time and energy to the Company; and an interest in the electric utility industry. In evaluating the suitability of individual Board members, your Board takes into account many factors, including independence; the number of other boards of public companies on which a candidate serves; professional background including the understanding of our business, experience and background in a relevant field, and a general understanding of accounting, corporate governance, finance, technology and other disciplines relevant to the success of a large publicly-traded company; and geographic, gender, age, and ethnic diversity. Your Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best contribute to the success of our business and represent stockholder interests. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance and participation at meetings and any significant issues identified in your Board’s most recent performance evaluation. Moreover, directors are expected to act ethically at all times and adhere to the principles and procedures in the Company’s Code of Business Conduct and Ethics.

It is also the policy of our Governance Committee to consider recommendations for candidates to your Board from our stockholders. The Governance Committee will consider stockholder recommendations for candidates for your Board using the same criteria described above. If interested, the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of Company stock should be sent to the attention of the Secretary of the Company, Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, PA 15601.

In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting or any special meeting called for the purpose of electing directors. For a description of the procedures for nominating directors in accordance with our bylaws, see “Advance Notice Procedures” below in this proxy statement.

The Governance Committee approved and recommended to your Board the nominations of the directors named in Item 1 of this proxy statement to stand for re-election at the 2010 annual meeting based primarily on the experience and background described above and in Item 1. Your Board approved the nominations pursuant to the recommendation made by the Governance Committee. Your Board also agreed that Mr. Baldwin, who will be age 75 or older at the time of the election, should stand for re-election at the 2010 annual meeting.

Majority Voting for the Election of Directors.    Any nominee to serve as a director of the Company will be elected if, in an uncontested election at the meeting of stockholders, the director receives a vote of the majority of votes cast. A majority of the votes cast (“Majority Vote”) means that the number of shares voted “for” a director must exceed the number of votes “withheld” from that director. Any nominee for election as a director in an uncontested election at the meeting of stockholders who fails to receive a Majority Vote is obligated under our bylaws to tender his or her resignation to the Governance Committee for consideration. The Governance Committee will promptly consider any resignation and recommend to your Board whether to accept it. Your Board is required to take action with respect to the Governance Committee’s recommendation and publicly disclose each such resignation and the related action taken by your Board. A nominee for director in a contested election will be elected by a plurality of all votes cast. Additional details are set out in Article II, Section 6 (Voting) of our bylaws, which are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

Director Independence.    A substantial majority of the members of your Board historically have been independent, and key committees are comprised solely of independent directors. Your Board has adopted a Policy Regarding Director Independence Determinations (the “Director Independence Policy”) to assist your Board in determining director independence in accordance with applicable NYSE and SEC requirements. The Director Independence Policy requires your Board to make an annual determination regarding the independence of each of our directors and sets forth categorical standards for making these determinations that are consistent with the listing standards of the NYSE. The full text of our Director Independence Policy is available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

In 2010, your Board made independence determinations for each member of your Board, based on recommendations made by the Governance Committee, and affirmatively determined that a substantial majority of the current directors (all directors other than Mr. Evanson) are independent. Mr. Evanson is not considered an independent director because of his employment as our President and Chief Executive Officer.

In determining that each of the directors (other than Mr. Evanson) is independent, your Board considered the following business relationships, which it determined were immaterial to the directors’ independence. Your Board considered that the Company and its subsidiaries in the ordinary course of business have, during the last three years, sold services to and purchased products and/or services from, a company where a director’s immediate family member is an executive officer. Your Board also considered that some directors were directors or trustees (but not officers) of companies or institutions to which we sold services or from which we purchased products and services during the last three years. In each case, the amount paid to or received from such company in each of the last three years did not exceed the greater of $1 million or 2% of the consolidated gross revenue of that company, which is the threshold set forth in our Director Independence Policy. Your Board determined that none of the independent directors have ongoing relationships relevant to an independence determination that were inconsistent with the categorical standards in the Director Independence Policy and that none of the relationships that it considered impaired the independence of these directors. In addition, the Company’s directors do not currently provide professional services to the Company, its affiliates or any officer of the Company and the Company’s directors are not related to any executive officer of the Company.

Code of Business Conduct and Ethics.    Your Board has adopted a Code of Business Conduct and Ethics for the members of your Board and our officers, employees, agents, representatives, consultants and contractors in order to promote honest and ethical conduct and compliance with the laws, rules and regulations to which we are subject. All of our directors, officers and employees are expected to be familiar with the Code of Business Conduct and Ethics and to adhere to its principles and procedures.

Corporate Governance Guidelines.    Your Board has adopted a comprehensive set of Corporate Governance Guidelines. These guidelines address a number of important governance issues including director independence, criteria for Board membership, expectations regarding attendance and participation at meetings, authority of your Board and committees to engage outside independent advisors as they deem appropriate, succession planning for the CEO and annual evaluations of Board performance. These guidelines require the directors to make every effort to attend meetings of your Board, meetings of committees of which they are members and annual meetings of our stockholders. All ten director nominees attended the 2009 annual meeting of stockholders held on May 21, 2009. Your Board met six times in 2009. In 2009, all directors attended more than 75% of the meetings of your Board and committees on which they served.

Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors.    The non-management directors of your Board have adopted procedures for our stockholders, employees and other interested parties to communicate concerns regarding accounting, internal accounting controls or auditing matters to your Board or the Audit Committee, and other matters to your Board, to the non-management directors or to any individual non-management director, including the Presiding Director. All communications received will be kept confidential.

Stockholders, employees and other interested parties may send communications regarding accounting, internal accounting controls or auditing matters to our General Counsel, at 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601-1689 (Fax No.: (724) 853-4260, E-mail: communications@alleghenyenergy.com), or by anonymously contacting our Call2Line, a third-party ethics and compliance line, at 1-877-922-2552. Communications regarding accounting, internal accounting controls or auditing matters also may be provided directly to the Audit Committee by mail to: Allegheny Energy, Inc. Audit Committee, c/o General Counsel, 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601. All mail sent to the Audit Committee at this address will promptly be forwarded, unopened, to the Audit Committee Chair. All communications concerning other matters may be made to the Company’s General Counsel, as described above or by anonymously contacting our Call2Line at 1-877-922-2552. All communications received at the Call2Line regarding other matters that are directed to the attention of your Board, the non-management directors or the Audit Committee, will be forwarded to our General Counsel and the Corporate Compliance Officer. The communications will be distributed prior to the next scheduled executive session of your Board or Audit Committee meeting, as applicable. The Company generally will not forward to your Board, the Audit Committee or the non-management directors any communication that relates to an improper or irrelevant topic or that requests general information about the Company.

Committee Charters.    The charters of the Audit Committee, Governance Committee and Compensation Committee are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

Access and Amendments to our Corporate Governance Documents.    In addition to being available on our website, www.alleghenyenergy.com, in the Corporate Governance section, printed versions of our corporate governance documents, including the Corporate Governance Guidelines, Code of Business Conduct and Ethics, Policy Regarding Director Independence Determinations, and Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors, as well as the Committee charters, are available to our stockholders upon request made to the attention of the Secretary of the Company. The Company’s bylaws are also available on our website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to these documents will be made available on our website.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of the system of internal controls. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditor, Deloitte & Touche, an independent registered public accounting firm, is responsible for planning and conducting an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and expressing opinions on the Company’s financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Your Board maintains an Audit Committee, composed of at least three directors, all of whom meet applicable independence criteria. The Audit Committee operates under a written charter adopted by your Board, and its principal function is to assist your Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the independent auditors and the Company’s internal audit function.

All members of the Audit Committee are independent under Rule 10A-3 of the Exchange Act, the applicable independence standards of the NYSE and the Company’s Policy Regarding Director Independence Determinations. Your Board also has determined that all members of the Audit Committee are financially literate, as defined by the NYSE listing standards. For purposes of the SEC rules, and on the recommendation of the Governance Committee, your Board has determined that Mr. Sutton is an audit committee financial expert and that Mr. Sutton has the requisite accounting or related financial management expertise, as defined by the NYSE listing standards. Although named as the Audit Committee financial expert, Mr. Sutton does not act as an accountant for the Company and is not an “expert” for purposes of the liability provisions of the Securities Act of 1933 or for any other purpose. In addition, Mr. Sutton’s designation as an Audit Committee financial expert does not impose any duties or obligations that are greater than those of the other Audit Committee members.

The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. Members of the Audit Committee necessarily rely on the information provided to them by management and the Company’s independent auditor. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented fairly in conformity with accounting principles generally accepted in the United States of America or that the Company’s registered accounting firm is in fact “independent.”

The Audit Committee reviewed the audited financial statements in the 2009 Annual Report on Form 10-K with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and clarity of the disclosures. The Audit Committee reviewed with the Company’s chief internal audit executive and Deloitte & Touche the overall scope and plans for their respective audits and met separately with the chief internal audit executive and Deloitte & Touche, with and without management present, to discuss audit results, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed Deloitte & Touche’s judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the PCAOB, including the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. The Audit

Committee also discussed with Deloitte & Touche its independence from management and from the Company, including the contents of Deloitte & Touche’s written disclosures and the letter delivered pursuant to the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche confirmed that it is an independent accounting firm with respect to the Company under applicable standards.

In reliance on the discussions and reviews described above, the Audit Committee recommended to your Board, and your Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

The Audit Committee has re-appointed Deloitte & Touche as the Company’s independent auditor for the year ending 2010.

MICHAEL H. SUTTON, Chair

JULIA L. JOHNSON

STEVEN H. RICE

GUNNAR E. SARSTEN

AUDIT AND OTHER FEES

The following table presents fees for professional audit services rendered by Deloitte & Touche for the years ended December 31, 2009 and 2008, respectively, and fees for other services rendered by Deloitte & Touche during those periods. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by independent auditors.

	Deloitte & Touche 2009	Deloitte & Touche 2008
Audit Fees (1)	$3,571,550	$3,184,625

Audit-Related Fees:
Benefit plan audit (2)	50,000	50,000
Reports on the results of agreed upon procedures	20,000	20,000
Other (3)	3,600	3,600

Total Audit-Related Fees	$73,600	$73,600

Tax Fees	$—	$—
All Other Fees	$—	$—

Total	$3,645,150	$3,258,225

(1)	Consisted of fees and expenses related to the integrated audit of the Company’s annual consolidated financial statements, the audit of the separate financial statements of certain subsidiaries, including certain statutory audits, reviews of quarterly financial statements and comfort letters issued in connection with debt offerings. For 2009, this amount included $923,650 paid in 2010 and, for 2008, this amount included $678,900 paid in 2009.

(2)	Paid directly by the benefit plan trust.

(3)	Other Audit-Related Fees consisted of subscription fees to access Deloitte & Touche’s technical accounting research tool.

NON-EMPLOYEE DIRECTOR COMPENSATION

As further described below, we use a combination of cash and stock-based compensation to attract and retain qualified directors to serve on your Board. In setting non-employee director compensation, we consider the significant amount of time that our non-employee directors expend in fulfilling their duties to the Company, as well as the high skill level required of members of your Board.

Cash Compensation.    In 2009, each non-employee director received:

•	$50,000 in annual cash retainer fees;

•	$1,250 for each Board meeting attended; and

•	$1,250 for each committee meeting attended, except that each member of the Audit Committee received $1,500 for each of the Audit Committee meetings attended.

In 2009, the Chair of the Audit Committee also received an additional fee of $12,500 and the Presiding Director and Chairs of the Compensation Committee and Governance Committee each received an additional fee of $8,000.

Stock Compensation.    Each non-employee director is entitled to receive shares of our common stock quarterly equivalent to the lesser of (i) the value of 1,000 shares or (ii) $30,000 of our common stock, rounded to the nearest whole share, as determined based on the closing price of our common stock on the last business day of each calendar quarter. For 2009, each non-employee director received 1,000 shares of our common stock each quarter. We also will issue the same number of shares of our common stock to any non-employee director whose services are terminated during a quarter as a result of death or disability.

Nonqualified Deferred Compensation.    Each non-employee director may elect to defer receipt of all or part of his or her director’s compensation (whether payable in cash or stock) under an unfunded deferred compensation plan maintained on his or her behalf. Any deferred stock is credited with additional shares (referred to as “dividend equivalents”) in respect of each dividend paid by the Company. All deferred stock compensation and any related dividend equivalents are payable in stock at the time distributable in accordance with the terms of the plan. The deferred compensation plan also permits each non-employee director to direct the investment of any deferred cash compensation into either an interest bearing account or a phantom stock fund, which constitutes a notional investment in our common stock. Amounts credited to the phantom stock fund are further credited or debited over time depending on the performance of our common stock and also are credited with dividend equivalents in respect of each dividend paid by the Company. All deferred cash compensation and any related dividend equivalents are payable in cash at the time distributable in accordance with the terms of the plan.

Non-Employee Director Stock Ownership Requirements.    Members of your Board are expected to own a significant equity interest in the Company in accordance with our stock ownership guidelines. Under our stock ownership guidelines, non-employee directors must hold six times their annual cash retainer in our common stock, including shares and phantom stock held in the deferred compensation plan. Any previously issued stock options that remain unexercised do not count toward meeting these guidelines. Directors are ordinarily expected to meet or exceed these guidelines within two years following election to your Board. Based on its review, the Governance Committee has determined that, as of December 31, 2009, all non-employee directors were in compliance with the requirements of our stock ownership guidelines.

2009 Director Compensation Table

The following table describes the compensation arrangements with our non-employee directors for the 2009 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
H. Furlong Baldwin	$74,250	$98,820	$0	$0	$173,070
Eleanor Baum	$70,000	$98,820	$0	$278	$169,098
Cyrus F. Freidheim, Jr.	$71,750	$98,820	$0	$0	$170,570
Julia L. Johnson	$80,500	$98,820	$0	$0	$179,320
Ted J. Kleisner	$66,250	$98,820	$0	$52	$165,122
Christopher D. Pappas	$65,000	$98,820	$0	$0	$163,820
Steven H. Rice	$84,750	$98,820	$0	$212	$183,782
Gunnar E. Sarsten	$80,500	$98,820	$0	$261	$179,581
Michael H. Sutton	$88,000	$98,820	$0	$0	$186,820

1)	The amounts in this column represent the aggregate grant date fair value of all stock awards made during 2009 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The grant date fair values for the quarterly stock awards were $23.17, $25.65, $26.52 and $23.48 for the March 31, June 30, September 30 and December 31, 2009 grants, respectively. See Note 10 to the Company’s consolidated financial statements for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2010 for additional information.

As of December 31, 2009, the following directors were credited with the following number of vested shares under an unfunded deferred compensation plan, including any additional shares of our common stock credited as a result of reinvestment of dividends: Mr. Baldwin, 16,914; Mr. Freidheim, 20,247; Ms. Johnson, 16,914; Mr. Kleisner, 7,016; Mr. Pappas, 7,016; and Mr. Sutton, 18,580.

As of December 31, 2009, the following directors had restricted shares of our common stock, including any additional shares of our common stock credited as a result of reinvestment of dividends: Dr. Baum, 1,000; Mr. Rice, 1,294; and Mr. Sarsten, 1,000.

As of December 31, 2009, the following directors had deferred cash compensation credited as shares in a phantom stock fund: Mr. Baldwin, 6,787; Mr. Freidheim, 1,270; Ms. Johnson, 6,133; Mr. Kleisner, 619; Mr. Pappas, 1,458; and Mr. Rice, 2,538. Any distribution related to the phantom stock fund will be paid in cash based on the market value of the Company’s common stock as of the distribution date.

2)	Between 1999 and 2001, we granted stock options to our non-employee directors. In connection with these stock option grants, Mr. Sarsten held options to purchase 20,000 shares with an exercise price of $42.3125 per share that expire on December 7, 2010, all of which were exercisable as of December 31, 2009.

3)	The amounts in this column reflect any above-market interest attributed to unfunded deferred compensation. The amounts equal the amount of the actual interest earned on the deferred compensation to the extent the rate exceeded 120% of the applicable federal long-term rate, with compounding as prescribed under Section 1274(d) of the United States Internal Revenue Code of 1986, as amended and calculated using a rate that corresponds to the rate specified by the deferred compensation plan.

The amounts in this column do not include any compensation attributed to any change in the actuarial present value of any pension plan because the non-employee directors do not participate in any of our pension plans.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Following is a brief overview of the “Compensation Discussion and Analysis” that follows:

•

As it relates to the compensation for our Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”) and our other most highly paid executive officers named in the Summary Compensation Table below (collectively with the CEO and CFO, the “Named Executive Officers”):

•	Base salaries during 2009 did not change from 2008;

•

The 2009 annual incentive was paid out at approximately 130% of target, reflecting performance which in aggregate exceeded target as it relates to our financial and operational objectives. These payouts were higher than in 2008 because the overall performance in 2009 exceeded that of 2008 and, in its discretion, your Board reduced the overall payouts by 25% for 2008; and

•	Previously granted stock options and performance shares lost value due to our stock price decline during 2009.

•	We provide our executive officers with the following types of compensation: salary, annual cash incentives, stock-based long-term incentives and other benefits;

•

Our executive compensation program provides that a significant portion of our executive officers’ overall compensation is performance-based and is linked directly to the Company’s achievement of measurable performance objectives and stockholder returns;

•	We use stock-based compensation as a means to align the interests of our executives with those of our stockholders;

•	We do not backdate or reprice stock options or time our stock award grants based on the release of material non-public information;

•

We maintain a recoupment policy (often referred to as a “clawback policy”) regarding short-term incentives in the event of certain misconduct resulting in the need for a restatement of our financial results;

•	Named Executive Officers must build and maintain a significant and continuing equity interest in the Company;

•

The compensation program’s combination of base salary, long- and short-term incentives, and use of different types of stock compensation awards, along with the Company’s stock ownership guidelines, encourage executives to take prudent but not excessive risks;

•	We provide our executive officers with a limited number of personal benefits;

•	We will provide certain payments and benefits to our executive officers under certain change in control and termination conditions;

•

We use a compensation consultant to compare our executive compensation to other companies in our peer group to ensure that our salary structure and total compensation continue to be competitive, yet not excessive; and

•

As part of our annual review of compensation, your Board and the Compensation Committee determined that the types of compensation offered to our executive officers should not change for 2010, except that the long-term incentive awards will consist solely of performance shares linked to the Company’s performance, as further described in the “2010 Compensation Actions” section below.

Overall Philosophy and Objectives of Our Executive Compensation Program

Our executive officer compensation program is directed by the Compensation Committee of your Board. The Compensation Committee determines compensation based upon our overall compensation philosophy, which is comprised of the following key objectives and principles:

•	Alignment with Stockholder Interests. Create a strong link between executive compensation and total return to our stockholders to support the creation of long-term stockholder value;

•	Attract and Retain. Attract and retain key executives critical to our success. A highly qualified and skilled workforce can differentiate us and provide a competitive advantage in the marketplace;

•

Business and Individual Performance Accountability.    Offer performance-based compensation that is competitive with other companies that compete with us for talented executives, with increased compensation for a higher level of performance and lower compensation for a lower level of performance; and

•	Balanced Relationship. Maintain a balanced relationship among the compensation levels of our executive officers, taking into account the duties and responsibilities of each executive position.

Overview and Mix of Compensation Elements

In General

We believe that it is necessary to provide competitive compensation and benefit programs to motivate, retain and reward talented executives in achieving financial results that are aligned with our stockholders’ best interests. To achieve the objectives of our compensation program and to be competitive with our peer group, we provide a compensation program that rewards both short-term and long-term performance in the form of both cash and non-cash compensation. The elements of our total compensation for executive officers are illustrated below:

In determining the 2009 compensation mix for our executive officers, the Company considered the compensation elements individually and as a whole in relation to various factors, including the compensation elements offered by our peer group, existing employment arrangements, individual performance, level of responsibility, internal pay equity among the executive officers and the need to attract specific candidates. We generally do not adhere to specific formulas or target specific ratios in determining the mix of compensation elements.

Mr. Evanson’s mix of the above compensation elements for 2009 was set when we entered into his employment agreement in July 2007, and remained unchanged when his new agreement was entered into in 2009. The compensation mix for all other Named Executive Officers in the aggregate for 2009 was generally consistent with our peer group.

Performance-based Compensation

In addition to their fixed salaries, our executive officers receive annual incentive and long-term incentive compensation opportunities, both of which are performance-based. Compensation is considered performance-based when payment amounts vary based on achievement of Company goals or are subject to stock price changes. As a result, a high percentage of our executive officers’ compensation is in the form of variable incentive compensation and, therefore, is “at-risk.” Our executive compensation program is also designed so that as the level of an executive officer’s responsibility increases, the amount of at-risk compensation also generally increases. The following pie charts illustrate the compensation mix for the CEO and all other Named Executive Officers in 2009.

The pie charts above show the percentages of compensation relating to 2009 salary and target annual and long-term incentive compensation. The at-risk compensation includes the target annual and long-term stock incentives granted in 2009.

Compensation Elements for Named Executive Officers

The following discusses each of the respective compensation elements as applied to our Named Executive Officers.

Base Salary

Base salaries are typically reviewed annually and adjusted to take into account individual performance, promotions, level of responsibility and competitive compensation levels. In considering base salaries, the Company gives most weight to the peer group data discussed below and the performance of each executive officer. Also taken into consideration are our financial results and condition, and operating performance, including such factors as safety and customer satisfaction.

Our Analysis

Mr. Evanson waived his right to receive any base salary increase in June 2009 that would have been given pursuant to his employment agreement. Our normal salary review schedule would have called for merit increases and salary adjustments for all other Named Executive Officers in April 2009. However, no changes were made in 2009 to the salaries of the Named Executive Officers given the overall state of the economy.

Typically, our goal is to have base salaries that are generally consistent with the median of our peer group. Mr. Evanson’s base salary is slightly higher than the median of our peer group.

Annual Incentives

At our 2009 annual meeting, our stockholders overwhelmingly (approximately 96% of votes cast) voted in support of our Annual Incentive Plan (the “Annual Plan”). Under our Annual Plan, we provide award opportunities as an incentive to achieve Company objectives.

At the beginning of each year, the independent directors of your Board and Compensation Committee, as applicable, establish (1) financial and operational objectives and (2) weightings and targets for each objective. After the end of the year, the independent directors of your Board and Compensation Committee, as applicable, (3) measure performance against predetermined targets. These three steps are described below. Additional information on how the objectives are established and measured is also provided in the “Annual Incentives – Our Analysis” section below.

Step 1 – Establishing Financial and Operational Objectives.

In February 2009, we set financial and operational objectives. These objectives included “Corporate Objectives” representing Company-wide goals and “Key Performance Factors” reflecting measurable corporate and business unit goals. The Key Performance Factors can differ for each executive because they are based on specific (business unit) areas of responsibility.

Step 2 – Establishing Weightings and Targets for Objectives.

After the Corporate Objectives and Key Performance Factors are set, we establish the weightings and targets for each objective. Table 1 below describes each of the Corporate Objectives and Key Performance Factors for 2009 and their respective weightings. The weightings represent the percentage of the Corporate Objectives and Key Performance allocated to each of the objectives.

Table 1 – 2009 Financial and Operational Objectives and Weightings 1

	Corporate	Generation & Marketing
Corporate Objectives/Weighting
Electric transmission project [2]	20%	—
Maintain investment grade	20%	—
Power station scrubber installations [3]	20%	—
Regulatory (Virginia) [4]	20%	—
Regulatory (Pennsylvania) [5]	20%	—
Total	100%	—

Key Performance Factors/Weighting
Adjusted net income [6]	25%	—
Power station availability [7]	25%	25%
Operation & Maintenance (“O&M”) expense [8]	25%	25%
Customer service unavailability [9]	25%	—
Adjusted earnings before income taxes (EBIT) [10]	—	25%
Occupation Safety & Health Administration (“OSHA”) recordable incident rate [11]	—	25%
Total	100%	100%

Table 2 below provides information regarding the overall individual weighting applied to the 2009 Corporate Objectives and Key Performance Factors for each Named Executive Officer. The weighting can differ for each executive because it is based on specific areas of responsibility.

[1]

Generation and Marketing refers to our power generation and marketing operations. Allegheny Power refers to a portion of our business that operates our electric public utility systems. The Allegheny Power Key Performance Factor related to customer service unavailability is included in the overall Corporate Key Performance Factors; however, the remaining Allegheny Power Key Performance Factors are not provided because they do not apply to the Named Executive Officers.

[2]	This objective related to the Company’s TrAIL project remaining on schedule for a 2011 in-service date.

[3]	This objective related to the scrubber installations remaining on schedule and budget to achieve a 2009 in-service date.

[4]	This objective related to developing a plan to meet the long-term generation needs in Virginia.

[5]	This objective related to remaining on schedule to transition to market-based electric rates in Pennsylvania by 2011.

[6]

Adjusted net income means the consolidated net income of the Company and its subsidiaries, as determined in accordance with generally accepted accounting principles (GAAP), adjusted to exclude the impact of changes in accounting principles, extraordinary items, non-recurring charges or gains, unrealized gains or losses relating to Financial Transmission Rights and derivative hedge activities that do not receive hedge accounting treatment, discontinued operations, regulatory and/or legislative changes, labor union disruptions and acts of God such as hurricanes and appropriate adjustments to reflect the Company’s core results and underlying trends.

[7]

Power station availability is the percentage of time that our super-critical power plants were available to generate power during 2009. The super-critical power plants include approximately 80% of the capacity of our coal-fired power plants.

[8]

This O&M expense goal includes the expenses of non-fuel operations and maintenance, including general and administration expenses, as determined in accordance with GAAP. For Corporate, this excludes certain O&M expenses that are recovered in rates on a formulaic basis. For Generation & Marketing, only their respective expenses were taken into account.

[9]	The customer service unavailability goal is the number of minutes the average customer was without power during 2009, excluding major events, as defined by state reliability reporting requirements.

[10]	The EBIT goal is adjusted earnings before interest and taxes. For Generation & Marketing, only its respective adjusted EBIT was taken into account.

[11]	The rate includes Generation & Marketing’s respective incidents recordable under regulations of OSHA for 2009.

Table 2 –Weighting Applied to 2009 Objectives for Each Executive Officer

Named Executive Officer	Corporate Objectives	Key Performance Factors
		Corporate	Generation & Marketing
All Named Executive Officers (except Mr. Davis)	50%	50%	—
Curtis H. Davis	20%	20%	60%

In February 2009, the Company also set the targets for each Key Performance Factor as illustrated in Table 3 below.

In addition to the Corporate Objectives and Key Performance Factors, to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), your Board and Compensation Committee set a performance threshold for 2009 of $120 million of adjusted net income. No annual incentive award would have been paid if this threshold was not achieved in 2009, regardless of the achievement of any other objectives. This adjusted net income threshold was met for 2009.

Step 3 – Measuring Performance Against Predetermined Targets.

In determining the actual award for each Named Executive Officer, at its February 2010 meeting, the Compensation Committee first assessed the actual results for each objective and assigned a level of achievement from zero to 200%. The Compensation Committee or the independent directors have discretion in determining the level of achievement of each Corporate Objective between zero and 200%. For any Key Performance Factors that are achieved, that factor typically is assessed at 100%. The Compensation Committee or the independent directors have discretion in determining the level of achievement for each Key Performance Factor between zero and 100% if the target is not achieved and between 100% and 200% if the target is exceeded.

In assessing performance against the objectives, the Company considered actual results against the specific goals, the expected difficulty of achieving the objective, and whether any significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the objective. The actual results for each Corporate Objective and Key Performance Factor are shown below.

Table 3 – 2009 Financial and Operational Objectives Target and Actual Results

Corporate Objectives/Actual Results

Actual
Electric transmission project	Achieved
Maintain investment grade	Achieved
Power station scrubber installations	Achieved
Regulatory (Virginia)	Achieved
Regulatory (Pennsylvania)	Achieved

Key Performance Factors/Target and Actual Results

	Corporate		Generation & Marketing
	Target	Actual	Target	Actual
Adjusted net income (millions)	$391.2	$396.6	—
Power station availability	86%	81.5%	86%	81.5%
O&M expense (millions)	$688.4	$667.7	$272.4	$261.5
Customer service unavailability (minutes)	230	166	—
Adjusted earnings before income taxes (EBIT) (millions)	—		$572.9	$557.5
OSHA recordable incident rate	—		1.60	.78

The level of achievement for each Corporate Objective and Key Performance Factor was multiplied by the applicable weighting in Table 1 to determine the result for each objective. The result for all objectives was then multiplied by the individual weightings in Table 2. The preliminary annual incentive award was then determined by multiplying this percentage by the target award shown in Table 4 below. The process used to determine the preliminary annual incentive award is generally illustrated below.

Level of Achievement for all Applicable Objectives in Table 1 (as a percentage from 0-200%)	×	Individual Weighting for each Executive (Table 2)	×	Target Award ($) (Table 4)	=	Preliminary Annual Incentive Award

The Compensation Committee has the discretion to increase or decrease the preliminary annual incentive awards. When determining the actual awards for each Named Executive Officer, the Compensation Committee considered individual performance, including contributions to achieving the pre-established 2009 objectives described above and performance that was not specifically measured through the objectives.

Our Analysis

The 2009 annual incentive awards for our Named Executive Officers are set forth below in Table 4. The annual incentive awards are also shown in the Summary Compensation Table below under the column headed “Non-Equity Incentive Plan Compensation” to the extent directly attributable to meeting the performance objectives, and in the column headed “Bonus” to the extent awards were increased based on individual performance, including performance not specifically measured through the objectives under the Annual Plan.

Table 4 – 2009 Annual Incentive Target and Awards

Named Executive Officer	2009 Target Award ($)	Target Award as a Percentage of Salary	2009 Actual Award ($)	2009 Actual Award as a Percentage of Target
Paul J. Evanson	1,500,000	125%	1,918,500	128%
Kirk R. Oliver	408,894	75%	350,000	86%
David M. Feinberg	207,693	50%	355,500	171%
Curtis H. Davis	207,693	50%	240,000	116%
Eric S. Gleason	207,693	50%	315,500	152%

The 2009 target award of 125% for Mr. Evanson was set based on a competitive benchmarking analysis performed when we entered into his employment agreement in July 2007. For 2009, the target award for all other Named Executive Officers was comparable to our peer group and ranged from 50% to 75% of base salary. The Named Executive Officers could earn from zero to 200% of their target award. In setting the target award percentages, the Compensation Committee considers the compensation targets of the peer group, the executive officer’s existing employment arrangements, level of responsibility, internal pay equity between the executive officers and the need to attract and retain specific candidates.

As a general principle, the Compensation Committee seeks to set performance targets that are challenging yet achievable: that is, they should be set at levels that represent excellent performance, superior to the results of typical companies in the utility industry. The Compensation Committee generally tries to set targets in the top quartile of relevant competitive performance, based on reviews of publicly-available information, benchmarks provided by consultants and practices in the electric industry. In setting targets, the Compensation Committee also considers the Company’s past performance.

The Corporate Objectives were selected because they represent significant milestones tied to supporting future growth strategies and increasing the total return to stockholders. The Key Performance Factors were selected because they involve key financial and operational objectives that are integral to measuring the performance of the Company. The weighting between the Corporate Objectives and the Key Performance Factors for each Named Executive Officer is based primarily on the impact that the Named Executive Officer is expected to have on determining the results.

In February 2010, the Compensation Committee determined the level of achievement with respect to the Corporate Objectives and Key Performance Factors and calculated the preliminary annual incentive awards based on the Company’s achievement of such objectives as described in Step 3 above. Lastly, in determining the final 2009 annual incentive awards, your Board or the Compensation Committee, as applicable, evaluated each Named Executive Officer’s individual performance. As shown in the Summary Compensation Table below, the awards for Messrs. Feinberg, Gleason and Oliver were adjusted based on their individual performance, particularly with respect to specific business matters, such as corporate strategic planning and/or performing key interim duties. There were no other material changes to the preliminary annual incentive awards.

When comparing the 2009 to the 2008 annual incentive awards, the Compensation Committee acknowledged that the Board reduced the 2008 awards from the levels calculated based on the actual achievement of the related objectives. Accordingly, this discretionary 2008 reduction and the higher performance achievement in 2009 are the primary reasons for the increase in the 2009 annual incentive award amounts.

Long-Term Incentive Awards

Overview

Long-term incentive awards are made available to executives and key management employees who can significantly affect the long-term success of the Company. The Company believes that long-term incentive compensation is an important component of our program, because it has the effect of attracting and retaining talented executives, aligning executives’ financial interests with the interests of stockholders and rewarding the achievement of our long-term strategic goals.

To permit flexibility, the Company’s Long-Term Incentive Plan (the “Long-Term Plan”) provides for different forms of stock awards including performance shares, stock options and restricted stock. In 2009, the Company granted performance-based stock compensation to our current Named Executive Officers as shown in the 2009 Grants of Plan-Based Awards table below. For 2009, the total value of the stock awards consisted of approximately 50% performance shares and 50% stock options, as illustrated below.

Performance Shares linked to the Company’s three-year total stockholder return (25%)	+	Performance Shares linked to the Company’s annual incentive plan (25%)	+	Stock Options (50%)

Shares linked to our three-year total stockholder return as compared to the companies in the Dow Jones U.S. Electric Utilities Index. Shares earned are payable in stock at the end of the performance period.		Shares linked to the average three-year corporate results under the Company’s annual incentive plan. Shares earned are payable in stock at the end of the performance period.		Stock options vest in three equal annual installments starting on the anniversary of the grant date.

Performance Shares

In 2009, the Company granted performance shares to our current Named Executive Officers. The 2009 performance shares will be paid in stock, with 50% of these shares linked to the three-year total stockholder return as compared to a peer index of companies in the Dow Jones U.S. Electric Utilities Index. The total stockholder return will be determined by dividing the change in the Company’s stock price (including any dividends) by the beginning stock price as illustrated below:

Total Stockholder Return	=	Change in Stock Price	+	Dividends Paid
Beginning Stock Price

The percent of target award earned for these shares is tied to the Company’s total stockholder return as compared to the peer index of companies in the Dow Jones U.S. Electric Utilities Index. As illustrated below, the percent of target award earned can vary from zero to 250%, depending on the Company’s performance.

Potential Payout for Performance Shares Linked to Total Stockholder Return

Company’s Percentile of three-year Total Stockholder Return vs. the Peer Index Total Stockholder Return	% of Target Award Earned
90th	250%
70th	175%
50th	100%
25th	50%
Below 25th	0%

The remaining 50% of the performance shares are linked to the average three-year corporate performance under the Company’s annual incentive plan. The corporate performance is equal to the average of the actual results of the Corporate Objectives and Corporate Key Performance Factors. The percent of target award earned can vary from zero to 200%, depending on the Company’s performance.

The performance criteria used to determine the awards will be the same used for the 2009 through 2011 Corporate Objectives and Corporate Key Performance Factors. The 2009 Corporate Objectives and 2009 Corporate Key Performance Factors are described above under “Compensation Elements for Named Executive Officers – Annual Incentives.” The 2010 Corporate Objectives relate to electric transmission projects, business plan implementation and regulatory issues. The 2010 Corporate Key Performance Factors are adjusted net income, power station availability, O&M expense and customer service unavailability. The Corporate Objectives and Corporate Key Performance Factors for 2011 have not yet been established.

In addition, for the performance shares linked to the Annual Plan, to satisfy the requirements for deductibility under Section 162(m) of the Code, the independent directors of your Board set a performance formula for any 2009 grants. Accordingly, the aggregate value of all awards earned cannot exceed 0.5% of the Company’s three-year cumulative total adjusted earnings before interest, taxes, depreciation, and amortization for 2009 through 2011, regardless of the level of achievement of the Corporate Objectives and Corporate Key Performance Factors.

Performance shares align well with stockholders’ interests because they provide incentive for executives to manage the Company in the long-term interests of the Company and our stockholders and encourage executives to stay with the Company. Performance shares also provide an opportunity for employees to obtain a stock ownership stake in the Company.

Stock Options

In 2009, the Company granted stock options to the Named Executive Officers. The stock options have an exercise price equal to the market price of our common stock at the date of their grant and a term of 10 years. The options granted in 2009 become exercisable in three equal annual installments starting on the first anniversary of the grant date, and are generally subject to a requirement of continued employment.

Stock options align well with stockholder interests because they gain value only to the extent that the stock price increases above the exercise price. Stock options also provide an opportunity for employees to obtain a stock ownership stake in the Company.

Restricted Stock for Retention Purposes

In February 2009, the Compensation Committee approved a retention arrangement with Mr. Feinberg. In making its decision, the Compensation Committee considered various factors, including the desire to structure Mr. Feinberg’s overall compensation to be more competitive with the current market for his position as General Counsel. The retention arrangement provides for a total grant of 17,850 restricted shares of Company stock that vested or will vest in equal installments on December 31, 2009, December 31, 2010 and December 31, 2011, generally subject to a requirement of continued employment. In addition, because the Compensation Committee intends for the grant date present value of restricted stock awards to equal the fair market value of an equivalent number of shares of the Company’s common stock absent the vesting condition, equivalent dividends are paid on restricted stock awards as and when dividends are paid on the common stock.

Our Analysis

The 2009 target grant award of $8.4 million for Mr. Evanson was set based on a competitive benchmarking analysis performed when we entered into his employment agreement in July 2007. The actual value realized from this grant award will vary based on the performance of the Company over a three-year period. The 2009 target award for all other Named Executive Officers was comparable to our peer group and ranged from 130% to 150% of base salary. In setting the target award percentages, the Compensation Committee considered the compensation targets of the peer group, the executive officer’s existing employment arrangements, level of responsibility, internal pay equity between the executive officers and the need to attract and retain specific candidates.

For the 2009 performance share grants, the performance period runs through December 31, 2011. Accordingly, the three-year performance results will be determined and any performance shares will vest on December 31, 2011. The ultimate value of the performance shares, which completely vest after three years, will depend on continued progress in our business performance and our stock price when the shares are received.

Because we believe it is important to deliver a significant portion of compensation in the form of shares of stock (as compared to cash), the fair value of the 2009 long-term incentive awards accounted for approximately 76% of total direct compensation for our CEO and approximately 46% of total direct compensation, on average, for all other Named Executive Officers. This is generally consistent with our peer group, with the exception of the compensation of our CEO, who received proportionally more of his total compensation in long-term incentives based on an analysis performed when we entered into his employment agreement in July 2007.

Our pay-for-performance philosophy and the strong link between our executive compensation program and performance for our stockholders are illustrated through the current value of the 2009 long-term incentive awards granted to our executive officers. In light of the decline in our stock price since the awards were granted in February 2009, the value of the awards had decreased significantly at December 31, 2009:

•	the stock options had no realizable value based on our stock price; and

•	the performance shares that are linked to the total stockholder return compared to peer utilities were tracking to pay zero.

Other Benefits

As part of our overall compensation package, we offer benefits to all of our employees. These benefits are comparable to those typically offered by companies of similar size, and include medical and disability benefits, life insurance, tax-qualified retirement benefits, and matching contributions to a tax-qualified savings plan. These benefits are generally available to the Named Executive Officers on the same basis as for other employees. The limited number of additional benefits that we provide to our Named Executive Officers are discussed below. We report the compensation associated with these programs as required in the appropriate column of the Summary Compensation Table below.

The Compensation Committee regularly reviews the additional benefits provided by the Company to ensure that they are efficient and an effective use of the Company’s resources. The Compensation Committee decided to provide these benefits because they are generally consistent in form and amount to those offered to executives at similar levels at companies with whom we compete for talented executives and because these benefits advance our business objectives.

Supplemental Executive Retirement Plan

We offer a Supplemental Executive Retirement Plan (the “Supplemental Plan”) to the Named Executive Officers and other senior executives. The amount of compensation that can be taken into account under our tax-qualified retirement plan (the “Retirement Plan”) was limited under the Code to $245,000 for 2009, and the Code also places limits on the total amount of benefits that can be provided under the Retirement Plan. The Retirement Plan benefits provided to the Named Executive Officers generally constitute a smaller percentage of final pay than is typically the case for other Company employees. The Supplemental Plan provides a payment to restore benefits to the level at which they otherwise would have been if it were not for these compensation and benefit limits established by federal tax law.

All Named Executive Officers, except Mr. Evanson, are participants in the Supplemental Plan. In lieu of benefits under the Supplemental Plan and pursuant to his employment agreement, Mr. Evanson is entitled to a lump sum cash payment of $66,667 for each month he is employed by us, which will be paid to him upon the termination of his employment.

Under the Supplemental Plan, each participating employee will receive a supplemental retirement benefit equal to their average compensation multiplied by the sum of: (a) 2% for each year of service up to 25; (b) 1% for each year of service from 26 to 30 and (c) 0.5% for each year of service from 31 to 40, less benefits paid under the Retirement Plan and less 2% for each year that a participating employee retires prior to his or her 60th birthday. Therefore, an employee’s maximum benefits under the Supplemental Plan are 60% of average compensation. Average compensation under the Supplemental Plan is defined as 12 times an employee’s average monthly compensation, plus any award paid under the Annual Plan and other salary payments actually earned, whether or not payment is deferred, for the 36 consecutive calendar months constituting the period of highest average monthly compensation during the employee’s employment.

Except as described below, a Supplemental Plan participant will be eligible to receive benefits under the Supplemental Plan only if he or she has been credited with at least 10 years of service with us and has reached his or her 55th birthday. The Company approved accelerated vesting under the Supplemental Plan for Mr. Davis following five years of service. By offering this additional benefit, we were able to attract him by making up for his loss of certain pension benefits resulting from leaving his prior employment. In addition, some of our Named Executive Officers would be vested in the Supplemental Plan and credited additional years of service under change in control or termination circumstances, as further described in the “Potential Payments Upon Termination or Change in Control” section below.

The change in the pension value for the Named Executive Officers in 2009 under our Retirement Plan, Supplemental Plan, and in the case of Mr. Evanson, his employment agreement, is shown below in the Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. The accumulated pension benefits for the Named Executive Officers under our Retirement Plan, Supplemental Plan, and in the case of Mr. Evanson, his employment agreement, are shown in the Pension Benefits table below.

The Compensation Committee believes that these plans are an important part of the compensation program for our Named Executive Officers. These plans are key to the recruitment of talented executives in the competitive market, as companies in our peer group typically offer their executives these types of supplemental plans. These plans serve a critically important role in the retention of our senior executives, as benefits from these plans increase for each year that the executives remain employed by us. The plans are designed to encourage our most experienced executives to remain employed by us and continue their work on behalf of the Company.

Personal Benefits

We provide a limited number of benefits to our Named Executive Officers that generally help our executives conduct Company business more effectively but may also benefit the executives personally as well. We report the incremental cost to the Company of these personal benefits as required in the “All Other Compensation” column of the 2009 Summary Compensation Table below. As reported, these personal benefits make up a small percentage of total compensation (approximately 1.8% on average) for our Named Executive Officers.

These personal benefits generally are provided to the Named Executive Officers because they advance our business objectives and are available at many of our peer group companies. The cost or value of these personal benefits are imputed to the Named Executive Officer as income to the extent required by applicable tax law, and the officer is responsible for satisfying such taxes. These personal benefits for some of our Named Executive Officers included annual physical examinations and the reimbursement of certain relocation expenses as further described below. In addition, our CEO and his immediate family members may use our aircraft for personal travel on a limited basis, and the vast majority of such use has been for commuting purposes by the CEO himself. This arrangement was a key driver in our ability to hire our CEO in 2003, and its continuation has been a key driver in our being able to retain his services. In addition, the other Named Executive Officers and their immediate family members may use our aircraft for personal travel on a limited basis, with the approval of the CEO. On certain occasions, an executive officer’s spouse or other immediate family member has accompanied the executive on flights if seating is available on the aircraft, and typically there is no additional incremental cost to the Company in this circumstance. The Company’s policy with respect to personal use of our aircraft requires the CEO to lease the aircraft from the Company for any personal use in excess of $325,000 and to pay the incremental costs of such personal flights, up to the maximum established under Federal Aviation Administration rules. The Compensation Committee believes, with respect to travel-related expenses, that enhancing the work efficiency of the executive officer during otherwise personal travel benefits the Company.

We typically provide relocation benefits to newly hired employees, including newly hired executive officers, when their primary residence changes a substantial distance from their previous employment. We provide relocation assistance that includes travel costs, costs associated with the purchase and sale of a home, temporary living expenses and the taxes on these amounts. The Company’s executive relocation program, which was originally established in 2005, is market competitive and necessary to obtain high quality candidates for such assignments.

Termination or Change in Control Payments

The Company maintains severance plans that provide for a cash payment to most of our employees, including our executive officers, if their employment is terminated under certain conditions. We also offer our Named Executive Officers a competitive change in control plan or arrangement that provides for specified benefits. In addition, under our Long-Term Plan, all participants, including the Named Executive Officers, are entitled to receive any outstanding and unvested stock grants under certain conditions. These plans or arrangements discussed in this section, along with the potential payments under some hypothetical situations, are further described in the “Potential Payments Upon Termination or Change in Control” section below.

For the Named Executive Officers to be eligible for any benefits under the severance and change in control plans or arrangements, they are subject to additional restrictions not common to other Company employees, including a non-competition obligation for one year and a non-solicitation obligation for two years following any termination of employment.

For Mr. Evanson, the non-change in control termination conditions include termination due to death or disability and retirement. For all Named Executive Officers, the non-change in control termination conditions include termination without cause or for good reason. These provisions are generally designed to attract and retain executive officers by making up for the potential loss if the executives are terminated. We believe that these arrangements are important recruitment and retention devices, as most companies with which we compete for talented executives have similar protections in place for their executive officers.

We also believe that competitive change in control arrangements for our executive officers are necessary to retain senior leadership and maintain management’s objectivity where the Company becomes engaged in a change in control situation. The occurrence, or potential occurrence, of a change in control transaction can often create uncertainty regarding the continued employment of executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the executive officer level. If a change in control transaction occurs, an executive officer would receive certain benefits under our change in control plan, such as cash payments and certain benefits. The payment of such benefits under this plan is triggered only if a Named Executive Officer leaves our employment under certain qualifying circumstances (commonly referred to as a “double trigger”). Also, the Company has not included excise tax gross-up payment provisions in any new change in control agreement or arrangement with its officers after May 5, 2009.

Deferred Compensation

Under our Nonqualified Deferred Compensation Plan, executive officers can elect to defer between zero and 100% of their Annual Plan payout. The deferred compensation plan is intended to provide a long-term savings opportunity on a tax-efficient basis. None of the Named Executive Officers has any deferred compensation.

Role of Compensation Committee in the Compensation Process

The Compensation Committee oversees the Company’s compensation programs and policies relating to our executive officers. The Compensation Committee also administers incentive compensation plans, evaluates the CEO’s performance and reviews executive management succession planning and development. The Compensation Committee submits its recommendations regarding compensation, employment arrangements, and any severance agreements and termination payments for the CEO and the CFO to the independent directors of your Board for approval. The Compensation Committee approves the compensation, and any employment arrangements, severance agreements and termination payments for other executive officers. As described below, when making compensation decisions, the Compensation Committee often considers input from its compensation consultant and, as applicable, our CEO and certain other executive officers and human resources personnel.

Role of Consultants

For executive officer compensation matters, your Board or the Compensation Committee, as applicable, has the sole authority to engage or terminate the services of outside advisors. Accordingly, the Compensation Committee has hired Hewitt Associates to provide independent advice and analysis on executive officer compensation matters and to perform specific tasks as requested by the Compensation Committee. This independent compensation consultant was retained by and reports directly to the Compensation Committee, which approves its scope of work.

During 2009, the consultant analyzed information about the compensation practices at companies with which we compete for talented executives, counseled the Compensation Committee regarding the CEO’s employment agreement and provided information regarding market, regulatory and governance issues surrounding executive compensation. Hewitt Associates representatives attended Compensation Committee meetings to present their findings and views to the Compensation Committee for consideration in setting executive officer compensation. Neither Hewitt Associates nor any of its affiliates provided any other consulting services (as defined by the applicable disclosure rule) to the Company or to management in 2009.

Role of Executive Officers

Our CEO assists the Compensation Committee in reaching compensation decisions with respect to other executive officers. Our CEO discusses his own performance and his performance assessment of each other executive officer with the Compensation Committee and, within the framework of the compensation programs approved by your Board or Compensation Committee, provides the Compensation Committee with specific recommendations on base salary, annual incentives and long-term incentives for each executive officer (other than himself). The CEO also reviews and recommends performance metrics used in our annual and long-term incentive plans. While the Compensation Committee gives appropriate consideration to the CEO’s observations, the ultimate decisions regarding executive officer compensation are made by the independent directors of your Board or the Compensation Committee, as applicable.

The independent directors determine the compensation of our CEO and CFO after considering the recommendations of the Compensation Committee. Other than discussing his performance with the Compensation Committee and the independent directors of your Board, the CEO does not participate in the decisions relating to his own level of compensation. The other Named Executive Officers similarly do not play a role in their own compensation determination, other than discussing their own individual performance objectives and accomplishments with the CEO. Your Board has delegated authority to the CEO to establish the compensation of certain other members of senior management who are not executive officers and whose compensation is not determined by the Compensation Committee or the independent directors of your Board.

As directed by the Compensation Committee, certain executive officers (including our Vice President responsible for human resources) and various human resources personnel also support the Compensation Committee in its work, including providing Company-specific data and information. In addition, the compensation consultant works from time to time with the CEO and certain other executive officers at the request of the Compensation Committee in formulating materials and proposals for consideration by the Compensation Committee. Although the consultant may share with the appropriate executive officers information regarding trends, peer group analysis and other matters relating to the Company’s executive compensation programs, the consultant reports directly to the Compensation Committee.

The CEO and certain other executive officers generally participate in the early stages of the design and evaluation of compensation programs and policies. Executive officers participate in the process primarily because many of the compensation programs and policies apply to numerous employees, not just the executive officers, and those officers have an interest in ensuring that those programs and policies provide incentives for employees to achieve the Company’s objectives. Certain executive officers therefore have discussed design changes to compensation programs and policies applicable to the Named Executive Officers with the Compensation Committee.

Peer Group and Benchmarking

To ensure that our compensation program is competitive and aligned with our compensation philosophy and objectives, the Compensation Committee compares the compensation program for our Named Executive Officers to programs of companies in our compensation peer group. Information regarding compensation practices at these companies was provided to us by the Compensation Committee’s independent compensation consultant. The companies included in the peer group were approved by the Compensation Committee based on the recommendations of the consultant. The Company’s 2009 peer group included the following 24 energy sector companies.

ALLETE, Inc.	DTE Energy Company	PG&E Corporation
Ameren Corporation	Duke Energy Corporation	Portland General Electric Company
American Electric Power Company, Inc.	Dynegy Inc.	Pennsylvania Power & Light Company (PPL)
Centerpoint Energy, Inc.	Edison International	Progress Energy, Inc.
Cleco Corporation	Energy Future Holdings Corporation	Public Service Enterprise Group, Incorporated
CMS Energy Corporation	Entergy Corporation	Reliant Energy, Inc.
Constellation Energy	FirstEnergy Corporation	Sempra Energy
Dominion Resources, Inc.	Mirant Corporation	Southern Company

Changes from the prior year’s peer group included the addition of Energy Future Holdings Corporation and Progress Energy, Inc., and the exclusion of Black Hills Corporation and PacifiCorp, primarily due to changes in the data available in the compensation consultant’s database.

The Company is an energy business that owns and operates electric generation facilities and delivers electric services to customers in four states. The nature of our operations was taken into consideration when developing our peer group by including similarly structured companies. Because the median revenues of the peer group companies were higher than our revenues, the compensation data of the peer group was size-adjusted to reflect the revenues of the Company. This adjusted data, along with the actual median compensation data for our peer group, was presented to the Compensation Committee by the consultant.

In setting executive officer compensation, the Compensation Committee’s philosophy is that the median compensation of similar positions within our peer group generally provides a reasonable starting reference point. The Compensation Committee then adjusts the Named Executive Officers’ compensation based on the reference point, performance and experience of the individual, the ability of the individual to contribute to the long-term success of the Company and other factors. The other factors may include existing employment arrangements, level of responsibility, tenure, internal pay equity between the executive officers, our performance and the need to attract specific candidates.

Review of Total Compensation

When determining the executive officers’ 2009 compensation, the Compensation Committee reviewed a comprehensive summary of all components of each executive officer’s compensation (sometimes referred to as a “tally sheet”). The Compensation Committee also reviewed the circumstances that would trigger any payments and benefits, and a summary of the estimated amount of these payments and benefits in different termination scenarios. Based on this review, your Board and Compensation Committee, as applicable, concluded that the total compensation was reasonable and that there were no unintended disparities in compensation among the executive officers.

The Compensation Committee and your Board, as applicable, reviewed current compensation and amounts realized or potentially realizable from prior compensation awards (including stock awards) for the Named Executive Officers when determining their 2009 compensation. Although the Compensation Committee reviewed the compensation previously paid to the Named Executive Officers, the Compensation Committee did not make its compensation decisions for 2009 based on the value of past compensation. This reflects the Compensation Committee’s view that an executive officer’s compensation should reflect primarily his or her performance and the market value of the executive officer’s services (rather than the value of past compensation) in order to enable the Company to attract and retain talented executives.

In connection with a review of total compensation, the Compensation Committee recognized that Mr. Evanson’s 2009 base salary and total cash compensation were above the comparable median compensation of our peer group, while his total direct compensation (which includes stock compensation) was approximately 44% above the median of the actual compensation of the peer group. The 2009 base salary, total cash compensation and total direct compensation for all other Named Executive Officers were, in the aggregate, below the median compensation of our peer group.

A competitive benchmarking analysis of Mr. Evanson’s compensation was performed when we entered into his employment agreement in July 2007, and the most recent competitive benchmarking review is discussed in the “Employment Agreement” section below. When certain aspects of Mr. Evanson’s 2009 compensation were set in 2007, the independent directors of your Board considered Mr. Evanson’s accomplishments that included taking decisive action to set a new direction for the Company, successfully implementing financial recovery plans, adopting new long-term strategies and achieving strong results for our stockholders despite significant challenges. The desire to structure our General Counsel’s overall compensation to be more competitive with the current market for his position was taken into consideration when we entered into a retention arrangement with Mr. Feinberg in 2009 as discussed in the “Long-Term Incentive Awards – Restricted Stock for Retention Purposes” section above.

Employment Agreement

The independent directors of your Board approved an amended and restated employment agreement with Mr. Evanson in July 2009 that provides for his continued employment as Chairman, President and CEO through June 15, 2011. Because Mr. Evanson’s then-existing employment agreement was set to expire in 2010, in recognition that under Mr. Evanson’s leadership the value of the Company substantially increased and out of a desire to retain his services to oversee the Company’s long-term strategies, the independent directors of your Board agreed to enter into the 2009 agreement with Mr. Evanson.

The Compensation Committee engaged an independent outside legal counsel, Davis Polk & Wardwell, to assist in the negotiation of the 2009 employment agreement with Mr. Evanson. In developing the 2009 agreement, the Compensation Committee also asked Hewitt Associates to provide analysis and benchmarking data for other chief executive officer positions. This analysis and competitive benchmarking review, among other things, analyzed CEO compensation levels at our peer group companies compared with Mr. Evanson’s compensation, analyzed the financial performance of the Company relative to the peer group, and compared various provisions of our CEO’s then-existing employment agreement with those at peer companies and with emerging governance norms.

The analysis and competitive benchmarking review, along with the terms of Mr. Evanson’s then-existing employment agreement, were considered when the Company entered into the 2009 agreement with Mr. Evanson. Specifically, during negotiation, independent directors of your Board considered his experience and past performance, and his ability to continue to contribute to the long-term success of the Company. The independent directors acknowledged that during Mr. Evanson’s 6-year tenure (June 2003-July 2009), the Company:

•	returned to profitability;

•	achieved investment grade credit status;

•	realized significant improvements in operating margin, return on average equity, total shareholder return, earnings per share and adjusted net income; and

•

realized significant improvements in operational performance, including improvements in areas such as OSHA recordable incident rate, customer service unavailability, power station availability and O&M expense.

After our financial recovery and achievement of investment grade credit status, Mr. Evanson reoriented the Company to focus its business on its core businesses and assets, including the expansion of our electric transmission system. At the time of the negotiation, the Company was also making a substantial investment in environmental compliance, including the recent installation of scrubbers at two of our larger power stations. Given Mr. Evanson’s past performance, and the importance of his position to the strategic direction of the Company and leadership during a challenging economic environment, the independent directors of your Board decided to continue to pay him significantly more than the median total compensation for the peer group.

The 2009 agreement did not materially amend Mr. Evanson’s then-existing employment agreement. The 2009 agreement extended the term from June 15, 2010 to June 15, 2011 and eliminated the prior provision that allowed for an excise tax gross-up payment in connection with a change in control. Mr. Evanson’s base salary remains at $1.2 million until June 15, 2011, subject to the same annual inflation adjustment provided in his prior employment agreement. Mr. Evanson is eligible under the agreement to receive annual incentives. Mr. Evanson’s target annual incentive bonus will continue at 125% of his base salary with a maximum bonus opportunity of 250% of his base salary. The 2009 agreement also entitles Mr. Evanson to continue to receive annual stock awards with an initial target grant date value of $8.4 million each, with the actual value realized based on the performance of the Company. At least 50% of each award must consist of performance shares or other performance-based stock awards that are subject to publicly disclosed performance objectives. The 2009 agreement retains the lump sum payment in lieu of supplemental executive retirement benefits, which is described above under “Compensation Elements for Named Executive Officers – Other Benefits – Supplemental Executive Retirement Plan.” The provisions under Mr. Evanson’s employment agreement if his employment is terminated also continue and are described in the “Termination or Change in Control Payments” section above and the “Potential Payments Upon Termination or Change in Control” section below. The termination-related provisions that allow for stock options to be exercisable for the remaining term of the applicable grant are also described in the “Potential Payments Upon Termination or Change in Control” section below.

No other executive officers have employment agreements with the Company.

Accounting and Tax Treatment Implications for Executive Compensation

Section 162(m) of the Code

Section 162(m) of the Code generally precludes a public corporation from taking a federal income tax deduction for compensation in excess of $1 million for its chief executive officer or any of its three other highest paid executive officers (other than the chief financial officer) unless certain criteria are satisfied. The Long-Term Plan contains provisions intended to ensure that certain restricted share awards and performance awards to these employees are exempt from the $1 million deduction. Mr. Evanson’s base salary in excess of $1 million per year is not exempt from the $1 million deduction limit under Section 162(m) of the Code.

The Company has attempted to qualify substantial components of our incentive compensation to executive officers to meet the performance-based exception under Section 162(m). While the Company seeks to preserve deductibility where feasible, it may develop compensation elements and approve, in the future, additional compensation that in some instances is not fully deductible. Accordingly, in some circumstances, it may be necessary or appropriate to pay compensation or make stock awards that do not meet the performance-based exception under Section 162(m) in order to achieve our desired compensation objectives.

Section 280G and 4999 of the Code

Under Section 4999 of the Code, there is a substantial excise tax imposed on the executive officer if the present value of any benefits due, as a result of a change in control, are equal to or greater than a threshold amount, which is three times the executive’s five-year average income. This provision can sometimes render arbitrary results, due to the mechanical nature of the calculation and the effect of one-time items such as relocation reimbursements. Accordingly, if a change in control occurs, the Company will make a gross-up payment to the Named Executive Officer (except for Mr. Evanson), such that the executive officer would retain the same amount, net of all taxes, that the executive officer would have retained had the excise tax not been triggered. However, the applicable plan is structured to avoid gross-up payments by reducing the change in control payments to be less than the threshold amount if the amount otherwise payable to the executive is not more than 110% of the threshold. Mr. Evanson is not eligible for any such gross-up payment under his employment agreement. This gross-up provision applies to any payments or distributions resulting from a change in control as discussed in the “Potential Payments Upon Termination or Change in Control” section below. The Company does not provide for excise tax gross-up payment provisions in any new agreement or arrangements with its officers after May 5, 2009 that contain change in control provisions.

Certain Tax and Accounting Considerations

The Company considers material tax and accounting impacts of our compensation programs on the Company as well as on the executive officers. For example, the Compensation Committee reviewed the effects of the applicable tax and accounting rules when considering the design of the Company’s current long-term incentive program. The Compensation Committee, however, believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for the Company’s stockholders, customers, employees and other important stakeholders.

Executive Compensation Related Policies and Practices

Performance-based Compensation

Your Board has adopted a formal policy to require that a significant portion of stock compensation granted to the Company’s executive officers be “performance-based.” Under the policy, the vesting of such performance-based stock awards will depend on the satisfaction of pre-established performance criteria approved by your Board or Compensation Committee and disclosed to the Company’s stockholders.

For purposes of this policy, performance-based stock awards shall include one or more of the following types of grants:

•	Indexed stock options;

•	Premium-priced stock options;

•	Other long-term incentive compensation that is performance-based, such as performance shares, performance units, performance-vesting options or performance-vesting restricted stock.

Recovery of Compensation Due to Financial Restatement

Your Board has adopted a policy providing it with sole and absolute authority within governing law to seek reimbursement of annual incentive payments paid to any Named Executive Officer or other specified officer who engages in fraud or intentional misconduct that causes or partially causes the need for a restatement of our financial results (often referred to as a “recoupment” or “claw-back” policy).

The policy also requires the forfeiture of bonuses and other compensation if your Board determines that knowing misconduct by the CEO or CFO has occurred and caused our financial results to be restated. In this situation, your Board will take steps to secure reimbursement from the responsible CEO or CFO of certain bonus, incentive-based or stock-based compensation and net profits realized by the responsible officer from the sale of our securities.

Equity Compensation Awards Policy and Policy for Determining the Timing of Equity Based Awards

The Company’s equity compensation awards policy requires the Compensation Committee or the independent directors of your Board to approve any stock award to an executive officer in advance of or on the grant date. Stock grants to executive officers, other than grants to newly-hired or promoted executives, are to be approved annually at a regularly scheduled Board or Compensation Committee meeting, except when special circumstances require otherwise. The executive officers do not influence the timing of their individual awards. Rather, the timing of such awards is driven by a predetermined date for the applicable Board or Compensation Committee meeting or by the date of hire or promotion of an executive officer. The Company does not time stock grants based on information, either positive or negative, about the Company that has not been publicly disseminated.

Under the equity compensation awards policy, the exercise price of all stock option grants is equal to, or greater than, the closing price of our underlying common stock on the date of the grant. We do not backdate or reprice stock options granted under the Long-Term Plan or any similar plan. Also, we do not grant discounted options and the Company’s Long-Term Plan requires that options may not be repriced without stockholder approval.

Executive Stock Ownership Requirements and Hedging Arrangements

We believe that direct ownership of Company stock facilitates continued commitment to the Company and supports one of the key objectives of our executive compensation program – to create a strong link between executive compensation and total return to stockholders. Therefore, we expect our CEO and the other executive officers reporting to the CEO to acquire and hold a significant equity interest in the Company in accordance with our stock ownership guidelines as shown below:

Position	Value of Stock as Multiple of Annual Salary
Chief Executive Officer	300%
Chief Financial Officer	200%
Other executive officers reporting to CEO	100%

Unexercised stock options do not count toward meeting these guidelines. Executive officers are ordinarily expected to meet or exceed the guidelines within five years following hire or promotion. Based on its review, the Governance Committee has determined that, as of December 31, 2009, all of the Named Executive Officers were in compliance with the requirements of our stock ownership guidelines either by virtue of their stock ownership or because of the timing of their hire or promotion.

Under our insider trading policy, insiders, including our executive officers, may not engage in hedging of our stock. Under our policy, the term “hedging” includes any transaction involving our common stock that allows the owner to lock in much of the value of the stock generally in exchange for all or part of the potential for upside appreciation in the stock.

2010 Compensation Actions

In February 2010, the independent directors of your Board and the Compensation Committee granted performance-based stock compensation to our Named Executive Officers in the form of performance shares. These performance shares will be paid in stock and linked to the average three-year corporate performance under the Company’s annual incentive plan, as described in the “Compensation Elements for Named Executive Officers – Long-Term Incentive Awards” section above.

Previously, the Company granted stock compensation to our Named Executive Officers in the form of stock options and performance shares. For 2009, approximately 50% of the performance shares were linked to the average three-year corporate performance under the Company’s annual incentive plan and the remaining 50% of the performance shares were linked to the three-year total stockholder return as compared to a peer index of companies in the Dow Jones U.S. Electric Utilities Index.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to your Board that the Compensation Discussion and Analysis be included in this proxy statement.

H. FURLONG BALDWIN, Chair

ELEANOR BAUM

TED J. KLEISNER

CHRISTOPHER D. PAPPAS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee, during fiscal year 2009 or as of the date of this proxy statement, is or has been an officer or employee of the Company, and no executive officer of our Company served on the compensation committee or board of any Company that employed any member of the Compensation Committee or your Board.

EXECUTIVE COMPENSATION

The table below provides information regarding compensation for our Chief Executive Officer, Chief Financial Officer, and our other three most highly paid executive officers serving as such at December 31, 2009.

2009 Summary Compensation Table (1)

Name and Principal Position	Year	Salary	Bonus (2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Paul J. Evanson Chairman, President and Chief Executive Officer	2009	$1,200,000	$0	$4,178,352	$4,153,403	$1,918,500	$834,131	$305,345	$12,589,731
	2008	$1,121,343	$0	$3,884,982	$4,144,044	$1,230,000	$817,184	$360,510	$11,558,063
	2007	$1,008,666	$163,738	$0	$0	$1,136,262	$829,969	$312,362	$3,450,997
Kirk R. Oliver Senior Vice President and Chief Financial Officer	2009	$525,000	$0	$391,723	$389,384	$350,000	$88,630	$62,265	$1,807,002
	2008	$113,630	$0	$65,878	$70,766	$60,000	$10,948	$223,299	$544,521

David M. Feinberg Vice President, General Counsel & Secretary	2009	$400,000	$90,000	$680,649	$257,122	$265,500	$95,769	$10,071	$1,799,111
	2008	$384,890	$40,000	$240,531	$256,544	$175,000	$48,392	$9,471	$1,154,828
	2007	$326,370	$0	$0	$0	$185,000	$25,083	$7,020	$543,473
Curtis H. Davis Chief Operating Officer, Generation	2009	$400,000	$0	$258,675	$257,122	$240,000	$109,236	$35,175	$1,300,208
	2008	$335,342	$0	$240,531	$235,426	$110,000	$54,588	$520,568	$1,496,455

Eric S. Gleason Vice President, Corporate Development and Quality	2009	$400,000	$50,000	$258,675	$257,122	$265,500	$44,295	$12,284	$1,287,876

(1)	The compensation shown is for all services in all capacities to the Company and its subsidiaries. All salaries and annual and long-term incentives are paid by Allegheny Energy Service Corporation, a subsidiary of the Company. A description of the material terms of Mr. Evanson’s employment agreement, and other arrangements and compensation elements, including salary, annual and long-term incentive, and other benefits for the Named Executive Officers are included in the “Compensation Discussion and Analysis” section above.

(2)	The bonus awards for 2009, 2008 and 2007 were based upon the respective year’s performance and were paid in 2010, 2009 and 2008, respectively. The amounts in this column represent the increases in awards under the Annual Plan attributable to individual performance, including performance not specifically measured through the objectives and performance factors under the Annual Plan.

(3)	The amounts in the “Stock Awards” and “Option Awards” represent the aggregate compensation cost to be recognized over the service period as of the grant date under Financial Accounting Standards Board Accounting Standards Codification Topic 718, excluding the effect of estimated forfeitures. The compensation cost of stock awards to be recognized over the service period as of the grant date assuming achievement at the highest level of performance using the closing price of the Company’s common stock on the date of the grant for 2009 and 2008 is as follows: Mr. Evanson, $9,461,261 and $8,717,814; Mr. Oliver, $886,994 and $147,822; Mr. Feinberg, $1,007,706 and $539,747; Mr. Davis, $585,732 and $539,747; and Mr. Gleason for 2009, $585,732.

Assumptions used in the calculation of these amounts are reflected in Notes 10, 9 and 10 to the Company’s consolidated financial statements for the years ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively, and are included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2010, February 27, 2009 and February 27, 2008, respectively.

We currently award equity grants on an annual basis to our executive officers. Prior to 2008, in lieu of providing annual equity grants, one-time equity grants were made to our executive officers to cover a two to five year period.

(4)	Incentive awards for 2009, 2008 and 2007 are based upon the respective year’s performance and were paid in 2010, 2009 and 2008, respectively. The amounts in this column represent awards paid under the Annual Plan, excluding any amounts reflected in the “Bonus” column.

(5)	The amounts in this column reflect the increase in the actuarial present value of the Named Executive Officer’s accumulated benefit under all defined benefit and pension plans. These amounts include amounts attributable to (i) the Retirement Plan and (ii) the Supplemental Plan for all Named Executive Officers, except for Mr. Evanson. For Mr. Evanson, and pursuant to his employment agreement, the amount includes amounts attributable to the obligation to make a lump sum cash payment of $66,667 upon his termination of employment for each month that he is employed by us. The amounts are valued at December 31, 2009, December 31, 2008 and September 30, 2007 for the respective years, which is the same pension plan measurement date used for financial reporting purposes. In 2008, as required by the applicable accounting rules, the Company changed to a December 31 measurement date. Previously, the measurement date was September 30. Accordingly, as applicable, the amounts in this column for 2008 were annualized based on the change in pension values from September 30, 2007 to December 31, 2008.

The Named Executive Officers did not have any reportable earnings attributed to nonqualified deferred compensation plans or any nonqualified deferred compensation contributions, earnings, withdrawals, distributions or balances.

(6)	The amounts in this column include, as required, the aggregate incremental cost to us of providing personal benefits. For Mr. Evanson, the figure in this column for 2009 includes the cost for his legal fees related to the negotiation of his new employment agreement and $277,452 for the personal use of our aircraft, which includes the costs associated with travel to outside board meetings. For Mr. Oliver, the figure in this column for 2009 includes the cost for his personal use of our aircraft, and $49,497 for relocation expenses, which includes $19,591 in related taxes on this amount. For Mr. Davis, the figure in this column for 2009 includes the cost of an executive physical paid for by us and $24,115 for relocation expenses.

We valued the personal use of our aircraft as summarized below.

Company Aircraft – Valued based on the variable cost per flight hour, as well as other direct out of pocket expenses. Variable costs included fuel, maintenance, weather monitoring, on-board catering and other miscellaneous variable costs. Direct out of pocket expenses included landing, parking and certain hangar storage expenses, crew travel expenses and passenger ground transportation. Certain applicable deadhead and other positioning costs are allocated to the executive officers. On certain occasions, the executive officer’s spouse or other immediate family member may accompany the executive on a flight. Typically, there are no additional incremental costs associated with such spousal or family travel, as there is no additional variable cost or increased direct out of pocket expenses. The amount shown also includes any expenditure related to the personal use of a chartered aircraft when our aircraft was unavailable. The following costs were not included in our calculation of incremental cost: fixed costs that do not change based on usage, such as our operator’s management fee and the cost of maintenance not related to trips, and the amount of any related disallowed tax deduction.

2009 Grants of Plan-Based Awards

The following table sets forth information concerning estimated future payouts under our Annual Plan and the Long-Term Plan at specified levels of achievement. No other grants or awards were provided to the Named Executive Officers during the fiscal year ended December 31, 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Paul J. Evanson	2/27/09	$0	$1,500,000	$3,000,000	0	83,300	208,250	—	582,525	$23.64	$8,331,755
					0	83,301	166,602	—	—	—	—
Kirk R. Oliver	2/27/09	$0	$408,894	$817,788	0	7,809	19,523	—	54,612	$23.64	$781,107
					0	7,810	15,620	—	—	—	—
David M. Feinberg	2/27/09	$0	$207,693	$415,386	0	5,157	12,893	17,850	36,062	$23.64	$937,771
					0	5,157	10,314	—	—	—	—
Curtis H. Davis	2/27/09	$0	$207,693	$415,386	0	5,157	12,893	—	36,062	$23.64	$515,797
					0	5,157	10,314	—	—	—	—
Eric S. Gleason	2/27/09	$0	$207,693	$415,386	0	5,157	12,893	—	36,062	$23.64	$515,797
					0	5,157	10,314	—	—	—	—

(1)	The Named Executive Officers may earn from zero to 200% of their respective target awards for 2009 under our Annual Plan. For Mr. Evanson, if his actual award for any year exceeds the maximum amount of $2.4 million under our existing Annual Plan, any excess amount will be awarded pursuant to a separate arrangement. Targets are based on a percentage of base salary. See “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Annual Incentives,” for information regarding material conditions and the criteria applied in determining the amounts payable under award opportunities provided in 2009. The actual amounts paid with respect to these awards are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.

(2)	The number of shares is based on a percentage of base salary divided by the closing price of our common stock on February 27, 2009. For 2009, approximately 50% of these performance shares were linked to the average three-year corporate performance under the Company’s annual incentive plan and the remaining 50% of the performance shares were linked to the three-year total stockholder return as compared to a peer index of companies in the Dow Jones U.S. Electric Utilities Index. See “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Long-Term Incentive Awards,” for information regarding the material conditions applicable to the awards provided in 2009.

(3)	The amounts in this column represent the aggregate compensation cost to be recognized over the service period as of the grant date under Financial Accounting Standards Board Accounting Standards Codification Topic 718, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information concerning stock awards held by the Named Executive Officers at December 31, 2009:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Market Value of Options Exercisable (2)	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Paul J. Evanson	150,000	—	—	$13.35	2/18/2014	$1,519,500	—	—	—	—
	88,833	177,665	—	$53.67	2/22/2018	$0	—	—	78,271	$1,837,803
	—	582,525	—	$23.64	2/27/2019	—	—	—	166,601	$3,911,791
Kirk R. Oliver	2,556	5,111	—	$27.30	11/6/2018	$0	—	—	2,471	$58,019
	—	54,612	—	$23.64	2/27/2019	—			15,619	$366,734
David M. Feinberg	10,000	—	—	$14.70	8/9/2014	$87,800	11,900	$279,412	—	—
	16,000	4,000	—	$19.36	1/3/2015	$65,920	—	—	—	—
	20,000	—	—	$42.00	10/18/2016	$0	—	—	—	—
	5,500	10,998	—	$53.67	2/22/2018	$0	—	—	4,846	$113,784
	—	36,062	—	$23.64	2/27/2019	—	—	—	10,314	$242,173
Curtis H. Davis	5,500	10,998	—	$50.67	3/1/2018	$0			4,846	$113,784
	—	36,062	—	$23.64	2/27/2019	—	—	—	10,314	$242,173
Eric S. Gleason	5,500	10,998	—	$45.86	8/7/2018	$0	—	—	4,846	$113,784
	10,000	40,000	—	$45.86	8/7/2018	$0	—	—	—	—
	—	36,062	—	$23.64	2/27/2019	—	—	—	10,314	$242,173

(1)	For Mr. Evanson, 88,833 stock options vested on February 22, 2010 and 88,832 stock options vest on February 22, 2011; and 194,175 stock options vest or vested on each of February 27, 2010, 2011, and 2012.

For Mr. Oliver, 2,556 stock options vest on November 6, 2010 and 2,555 stock options vest on November 6, 2011; and 18,204 stock options vest or vested on each of February 27, 2010, 2011, and 2012.

For Mr. Feinberg, 4,000 stock options vested on January 3, 2010; 5,500 stock options vested on February 22, 2010 and 5,498 stock options vest on February 22, 2011; and 12,021 stock options vest or vested on February 27, 2010 and February 27, 2011; and 12,020 vest on February 27, 2012.

For Mr. Davis, 5,500 stock options vested on March 1, 2010 and 5,498 stock options vest on March 1, 2011; and 12,021 stock options vest or vested on February 27, 2010 and February 27, 2011; and 12,020 vest on February 27, 2012.

For Mr. Gleason, 5,500 stock options vest on August 7, 2010 and 5,498 stock options vest on August 7, 2011; 10,000 stock options vest on each of August 7, 2010, 2011, 2012, and 2013; and 12,021 stock options vest or vested on February 27, 2010 and February 27, 2011 and 12,020 vest on February 27, 2012.

(2)	Market value of the exercisable options represents the extent to which the closing price of our common stock on December 31, 2009 is over the option exercise price times the number of shares subject to the option.

(3)	For Mr. Feinberg, 5,950 restricted stock shares will vest on each of December 31, 2010 and 2011.

(4)	Market value of stock awards that have not vested is determined based on the closing price of our common stock on December 31, 2009 and equals the closing price multiplied by the number of units underlying the grants.

(5)	With respect to any performance shares, the number of shares and associated value is based on the target results and the closing price of our common stock on December 31, 2009. As applicable, shares vest on December 31, 2010 and December 31, 2011.

2009 Option Exercises and Stock Vested

The following table sets forth information concerning the exercises of stock options and the vesting of stock awards by the Named Executive Officers during 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Paul J. Evanson	—	—	—	—
Kirk R. Oliver	—	—	—	—
David M. Feinberg	—	—	5,950	$140,866
Curtis H. Davis	—	—	—	—
Eric S. Gleason	—	—	—	—

(1)	The value is determined based on the average of the high and low trading prices of our common stock on the date of vesting.

2009 Pension Benefits (1)

The following table provides information regarding benefits available to the Named Executive Officers under our Retirement Plan and Supplemental Plan and, in the case of Mr. Evanson, his employment agreement:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Paul J. Evanson	Retirement Plan	6.50	$189,320	$0
	Payment in lieu of Supplemental Plan (2)	6.50	$5,200,026	$0
Kirk R. Oliver	Retirement Plan	1.25	$25,319	$0
	Supplemental Plan	1.25	$74,259	$0
David M. Feinberg	Retirement Plan	5.42	$51,983	$0
	Supplemental Plan	5.42	$162,503	$0
Curtis H. Davis	Retirement Plan	1.83	$50,370	$0
	Supplemental Plan	1.83	$113,454	$0
Eric S. Gleason	Retirement Plan	1.42	$17,619	$0
	Supplemental Plan	1.42	$37,374	$0

(1)	Pension benefits are valued at December 31, 2009, which is the same pension plan measurement date used for financial reporting purposes as of our last completed fiscal year. See “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Other Benefits – Supplemental Executive Retirement Plan” above for a discussion of the material elements of the Supplemental Plan.

The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Code. These Retirement Plan benefits are available to the Named Executive Officers on the same basis as for other employees. Each covered employee is eligible for retirement at his or her normal retirement date (age 65), with early retirement permitted. The benefit payable under the Retirement Plan is a function of the participant’s compensation and credited years of service. The normal form of benefit is a life annuity for unmarried participants and a joint 50% survivor annuity for married participants. While the plan does not provide lump sum options, actuarially-equivalent alternative annuity options are available to all participants. A participant has a fully vested benefit under the plan upon completing five years of service or attainment of age 55. A participant may elect early retirement on or after age 55, subject to reduction of the retirement benefit to reflect the early commencement of the benefit prior to age 62. Mr. Davis is the only Named Executive Officer who is eligible for early retirement under the Retirement Plan.

(2)	In lieu of benefits under the Supplemental Plan and pursuant to his employment agreement, Mr. Evanson is entitled to a lump sum cash payment of $66,667 for each month that he is employed by us, to be paid on the termination of his employment with us.

(3)	For the Retirement Plan and Supplemental Plan, the amount represents the present value of a single life annuity payable at the later of the earliest age eligible for an unreduced benefit under each plan or the age of the executive officer as of December 31, 2009, which is the same pension plan measurement date used for financial reporting purposes for our last completed fiscal year. The earliest age eligible for an unreduced benefit is 62 for the Retirement Plan and 60 for the Supplemental Plan. The present value amounts were calculated using 6% interest rates for the Retirement Plan and the Supplemental Plan, and the mortality assumption is based on the Retirement Plans –2000 Mortality Table (male) projected to 2007. These are the same assumptions applied with respect to the Retirement Plan and Supplemental Plan as reflected in Note 11 to the Company’s consolidated financial statements for the year ended December 31, 2009, and is included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2010. For the Retirement Plan and Supplemental Plan, all amounts shown are estimates since the actual payments and benefits can only be determined at the time of the executive officer’s separation from the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

For the reasons discussed in the “Compensation Discussion and Analysis – Compensation Elements for Named Executive Officers – Other Benefits – Termination or Change in Control Payments” section above, the Company has entered into arrangements with its Named Executive Officers that provide certain payments and benefits upon a change in control of the Company or a termination of employment in some circumstances. This section describes the circumstances that would trigger any payments and benefits and quantifies the estimated amount of these payments and benefits in different scenarios. If a triggering event were to occur, actual payments would likely be different from those presented here since the actual payments and benefits can only be determined at the time of the executive officer’s separation from the Company.

The agreements and plans summarized below are complex legal documents with terms and conditions having precise meanings, which are designed to address many possible but currently hypothetical situations. It is not possible to reduce them to simple explanations without some loss of precision. The following discussion covers only some of the more likely circumstances that could cause them to come into play, and the possible consequences. As such, the amounts reflected below do not specifically contemplate the proposed merger with FirstEnergy. Change of control payments that may be made to the Named Executive Officers in connection with the proposed merger with FirstEnergy will be described in a future joint proxy statement/prospectus relating to the special meeting where stockholders of the Company will be asked to approve the proposed merger.

Overview

The Company maintains plans that provide for a cash severance payment to most of our employees, including our executive officers, if their employment is terminated under certain conditions. Under our Long-Term Plan, all participants, including the Named Executive Officers, are entitled to receive all or a portion of any outstanding and unvested stock grants under certain conditions such as change in control, death, disability, or retirement. For the Named Executive Officers, we also offer a change in control plan and other arrangements that provide specified benefits. In addition, the employment agreement with Mr. Evanson and the plans with our Named Executive Officers subject the executive officers to additional restrictions not common to other Company employees.

Restrictive Covenants

As outlined in their respective arrangements, the Named Executive Officers are subject to a non-competition obligation for one year, and a non-solicitation obligation for two years, following the termination of the officer’s employment. The Named Executive Officers are also subject to confidentiality obligations, and Messrs. Davis, Feinberg, Gleason and Oliver are subject to customary non-disparagement obligations.

Change in Control

Treatment of Outstanding Stock Grants

If a change in control (as described below) occurs, each Named Executive Officer is entitled to receive the following with respect to any stock grant outstanding under our Long-Term Plan as of December 31, 2009:

•	Outstanding and unvested performance shares and stock options, and unvested restricted shares held by the executives will accelerate, vest and become exercisable or payable;

•

Stock options will be exercisable for the remaining term of the applicable grant for Mr. Evanson, and, all other Named Executive Officers generally have 90 days following termination of employment or, in the case or retirement, three years, but not to exceed the original expiration date of the option; and

•	For performance shares, the target number of performance shares will vest and be paid within 30 days following the change in control.

The same treatment applies in respect of performance shares granted after December 31, 2009, where the acquiror does not agree to assume the awards. Where the acquiror agrees to assume the awards, the awards will be deemed earned at the target performance level for the year in which the change in control occurs and all subsequent years, and the resulting number of performance shares will be treated as restricted stock units whose payment at the end of the three-year performance cycle is generally subject to continued employment during that period (subject to earlier vesting upon retirement, disability or death in accordance with Allegheny’s historical performance share grant practices). If the holder terminates employment for good reason or is terminated without cause following the change in control (or, for Named Executive Officers other than Mr. Evanson, before the change in control under certain circumstances), then the performance awards will vest in full. Since December 31, 2009, the Company has not granted any equity incentive compensation awards to the Named Executive Officers other than performance shares.

Termination Following Change in Control

If a change in control occurs, and if other triggering events occur within a certain period of time following a change in control (including termination of employment by us without cause (as described below) or the executive leaving our employment for good reason (as described below)), the Named Executive Officer is entitled to receive the following:

•

Mr. Evanson will receive a payment equal to the sum of (i) his base salary and (ii) his target annual incentive payment for the year in which termination occurs. All other Named Executive Officers will receive a payment equal to the sum of (i) three times the executive’s base salary and (ii) three times the executive’s target annual incentive payment for the year in which termination occurs.

•	Payment equal to the executive’s target annual incentive for the year of termination, which is prorated for the number of days he was employed by the Company during the year of termination.

•

Mr. Evanson will receive one year of continued coverage for medical, dental, disability and life insurance benefits for himself and his dependents. All other Named Executive Officers will receive a lump sum payment of $60,000 with respect to health and welfare benefit coverage.

•

Mr. Evanson will receive a lump sum cash payment equal to $66,667 for each remaining month in the term of his employment agreement. Mr. Evanson will also receive a previously earned amount in a lump sum cash payment equal to $66,667 for each month of employment with the Company at the time of a change in control.

•

Named Executive Officers participating in the Supplemental Plan will be vested in their Supplemental Plan benefit and each executive will be credited with an additional three years of service for purposes of determining his Supplemental Plan benefit.

•

Named Executive Officers (other than Mr. Evanson) will not be required to repay any relocation payments or benefits and will be entitled to receive any other amounts due in respect of any relocation benefits.

Under Section 4999 of the Code, there is a substantial excise tax imposed on the executive officer if the net present values of any benefits due, as a result of a change in control, are equal to or greater than a threshold amount, which is three times the executive officer’s five-year average income. This provision can sometimes render arbitrary results, due to the mechanical nature of the calculation and the effect of one time items such as relocation reimbursements. Accordingly, except for Mr. Evanson who is not eligible for any such gross-up payment, if a change in control occurs, the Company will make a gross-up payment to the Named Executive Officer, such that the executive officer would retain the same amount, net of all taxes, that the executive officer would have retained had the excise tax not been triggered. However, the applicable plan is structured to avoid gross-up payments by reducing the change in control payments to be less than the threshold amount if the amount otherwise payable to the executive officer is not more than 110% of the threshold. The final structure and specifics of any payment will dictate whether any excise taxes will be due on these payments. In addition, the

Company does not provide for excise tax gross-up payment provisions in any new agreement or arrangements with its officers after May 5, 2009 that contain change in control provisions.

Termination Without Cause or Termination for Good Reason with No Change in Control

If we terminate Mr. Evanson’s employment without cause, or if he terminates his employment for good reason, Mr. Evanson is entitled to receive the same payments and benefits as in a change in control as described above; except that if the termination occurs after the date any stock award is granted to Mr. Evanson in 2011, such 2011 stock award will vest on the same basis as if Mr. Evanson had remained employed through June 30, 2011 and in accordance with the pro-rata retirement vesting provisions in the award agreement.

For all other Named Executive Officers, if we terminate their employment without cause or if they terminate their employment for good reason, the executive officer is entitled to receive the following:

•	Payment equal to the sum of (i) two times their base salary, and (ii) two times the average annual incentive payments for the prior three years or since they were employed by us, whichever is shorter.

•

Payment equal to their average annual incentive payments for the prior three years or since they were employed by us, whichever is shorter, which is prorated for the number of days they were employed by the Company during the year of termination.

•	For Mr. Feinberg, any unvested restricted shares will vest and become payable.

•

With respect to stock grants, a prorated portion of performance shares and a prorated portion of unvested stock options held by the executive officers will accelerate, vest and become exercisable or payable at the end of the applicable award period (in the case of performance shares, dependent on the actual underlying performance). The stock options will be exercisable for three years, but not to exceed the original expiration date for the option.

•	A lump sum payment of $30,000 with respect to health and welfare benefit coverage.

•	If the executive officer has five or more years of service with us as of the termination date, he will be vested in the Supplemental Plan.

Termination of Employment Due To Death or Disability

If a Named Executive Officer’s employment is terminated due to the executive officer’s death or disability, the executive officer or his estate is entitled to receive the following:

•

For Mr. Evanson, a payment equal to his annual incentive for the year of termination prorated for the number of days that he was employed by the Company. Any of his unvested performance shares vest and are payable at the end of the applicable award period. Any stock options will accelerate, vest and become exercisable for the remaining term for the applicable grant, but not to exceed the original expiration date for the option. Mr. Evanson will also receive a previously earned amount in a lump sum cash payment equal to $66,667 for each month of employment with the Company at the time of death or disability.

•

For all other Named Executive Officers, a prorated portion of performance shares and any unvested stock options will accelerate, vest and become exercisable or payable (in the case of performance shares, dependent on the actual underlying performance to the date of termination). Any stock options will be exercisable for one year, but not to exceed the original expiration date for the option.

•	For Mr. Feinberg, any unvested restricted shares prorated for the number of full months he was employed during the restriction period by the Company will vest and become payable.

Termination of Employment Due to a Qualifying Retirement

If Mr. Evanson retires and terminates his employment for other than good reason, he is entitled to receive the following:

•

A payment equal to his annual incentive for the year of termination prorated for the number of days that he was employed by the Company. He will also receive a previously earned amount in a lump sum cash payment equal to $66,667 for each month of employment with the Company at the time of retirement.

•	Performance shares and stock options granted to him in 2008 will become fully vested.

•

Performance shares and stock options granted to him in 2009 will become vested as to 25% of the shares and options if his retirement is on or after September 15, 2009, 50% of the shares and options if his retirement is on or after December 15, 2009, 75% of the shares and options if his retirement is on or after March 15, 2010, and 100% of the shares and options if his retirement is on or after June 15, 2010.

•

Performance shares and stock options granted to him in 2010 will become vested as to 25% of the shares and options if his retirement is on or after September 15, 2010, 50% of the shares and options if his retirement is on or after December 15, 2010, 75% of the shares and options if his retirement is on or after March 15, 2011, and 100% of the shares and options if his retirement is on or after June 15, 2011.

•

Any performance shares, stock options or other stock award granted to him in 2011 will become vested on a pro rata basis consistent with the Company’s ordinary retirement provisions under its 2011 stock awards.

•	Any vested stock options will be exercisable until the original expiration date of the option.

•	In each case, the performance share payment will be dependent on the actual underlying performance.

If Messrs. Davis, Feinberg, Gleason or Oliver retire (after age 55 and with five or more years of service), a prorated portion of performance shares and a prorated portion of unvested stock options held by the executive officers will accelerate, vest and become exercisable or payable at the end of the applicable award period (in the case of performance shares, dependent on the actual underlying performance). The stock options will be exercisable for three years, but not to exceed the original expiration date.

Additional information about vested retirement benefits of our Named Executive Officers is provided in the Pension Benefits table above, and the related notes.

Termination Following Expiration of the Employment Agreement Term

If Mr. Evanson’s employment is terminated for any reason following the expiration of his employment agreement term on June 15, 2011, we will pay a lump sum cash payment equal to his target incentive amount prorated for the year in which his termination occurs and a lump sum cash payment equal to $66,667 for each month of employment with the Company. Also, if the termination is other than for cause, any unvested performance shares, unvested stock options (other than stock awards granted in 2011) will accelerate, vest and become exercisable or payable at the end of the applicable award period (in the case of performance shares, dependent on the actual underlying performance). Any performance shares, stock options or other stock award granted to him in 2011 will become vested on a pro-rata basis consistent with the pro-rata retirement vesting provisions in the award agreement. The stock options will be exercisable until the original expiration date of the option.

Description of Certain Terms

The term “change in control” (as further defined in the relevant plan or agreement and in our Long-Term Plan) generally includes the occurrence of any of the following events:

Beneficial Owner of Our Securities

•

Any person is or becomes the beneficial owner of our securities representing more than 20% (25% as it relates to the treatment of any outstanding stock grants) of the combined voting power of our then outstanding securities.

Board Membership

•

As it relates to the treatment of any outstanding stock grants, during any period of not more than two years, individuals who constitute your Board as of the beginning of the period and any new director whose election or nomination for election was approved by a vote of at least two-thirds of the current Board members, cease to constitute a majority of your Board.

•	Otherwise, a majority of your Board is replaced without approval of at least two-thirds of the current Board members.

Reorganization, Merger, Sale and Certain Related Actions

•

As it relates to the treatment of any stock grants outstanding at December 31, 2009, our stockholders approve a merger or consolidation with another corporation that would result in a change of ownership of more than 50% of our outstanding voting securities or our stockholders approve any agreement for the sale or disposition of all or substantially all of the Company’s assets.

•

Otherwise, a reorganization, merger, consolidation or sale of the Company or other disposition of all or substantially all of our assets is consummated and results in a change of ownership of more than 40% (except that, in the case of stock grants made after December 31, 2009 to Named Executive Officers other than Mr. Evanson, the ownership change must be of more than 50%) of our outstanding voting securities.

Liquidation or Dissolution

•	As it relates to the treatment of any outstanding stock grants, our stockholders approve a plan of complete liquidation of the Company.

•	Otherwise, our stockholders approve a plan of complete liquidation or dissolution of the Company.

For Mr. Evanson, the term “cause” (as further defined in his employment agreement) includes Mr. Evanson engaging in willful gross misconduct or willful gross neglect in bad faith or unreasonably and which causes the Company material economic harm or Mr. Evanson’s conviction for certain felonies. For all other Named Executive Officers the term “cause” (as further defined in the relevant plan) includes the executive officer engaging in willful misconduct, fraud, failing to perform a substantial part of his duties or the conviction for certain crimes.

For Mr. Evanson, the term “good reason” (as further defined in his employment agreement) includes a reduction in pay, responsibilities, duties or authority or a requirement that he relocate. For all other Named Executive Officers, the term “good reason” (as further defined in the relevant plan) includes a reduction in pay, and, in connection with a change in control, also includes a reduction in responsibilities, duties or authority or a requirement that the executive officer relocate.

Potential Payments Upon Termination or Change in Control Table

The table below sets forth potential benefits that each Named Executive Officer would be entitled to receive in the situations outlined above. Unless otherwise specified, the amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the Named Executive Officer’s employment had terminated at December 31, 2009.

Consistent with SEC instructions, the amounts shown in the table below exclude obligations due from the Company following a triggering event for (i) any earned but unpaid base salary, annual incentive compensation and long-term incentive compensation through the date of termination; (ii) vested benefits under our retirement plans and Employee Stock Ownership and Savings Plan; (iii) accrued vacation pay; (iv) reimbursement of reasonable business expenses incurred prior to the date of termination; and (v) any other compensation or benefits to which the Named Executive Officer may be entitled that are available generally to our salaried employees and provide for the same method of allocation of benefits. For the Supplemental Plan, the amounts provided below represent the present value of a single life annuity payable at the later of the earliest retirement age or December 31, 2009. Values for stock option and stock unit grants are based on our closing price of $23.48 on December 31, 2009. Additional information about vested retirement benefits is provided in the Pension Benefits table above.

Name	Severance Amount (1)	Accelerated Vesting of Stock Options	Accelerated Vesting of Stock (2)	Benefit Continuation (3)	Estimated Tax Gross-Up (4)	Total
Paul J. Evanson (5)
Change in Control (6)	$4,200,000	$0	$5,749,595	$1,229,694	$0	$11,179,289
Good Reason/Without Cause	$4,200,000	$0	$3,206,197	$1,229,694	—	$8,635,891
For Cause	$0	$0	$0	$0	—	$0
Retirement	$1,500,000	—	$2,137,293	—	—	$3,637,293
Death/Disability	$1,500,000	$0	$3,206,197	—	—	$4,706,197

Kirk R. Oliver
Change in Control (6)	$3,150,000	$0	$424,753	$576,382	$1,595,274	$5,746,409
Good Reason/Without Cause	$2,100,000	$0	$79,926	$86,241	—	$2,266,167
For Cause	$0	$0	$0	$0	—	$0
Retirement	$0	$0	$79,926	$0	—	$79,926
Death/Disability	$0	$0	$92,213	$0	—	$92,213

David M. Feinberg
Change in Control (6)	$2,000,000	$16,480	$635,369	$467,672	$1,187,899	$4,307,420
Good Reason/Without Cause	$1,555,500	$16,480	$367,621	$276,414	—	$2,216,015
For Cause	$0	$0	$0	$0	—	$0
Retirement	$0	$0	$88,209	$0	—	$88,209
Death/Disability	$0	$0	$98,800	$0	—	$98,800

Curtis H. Davis
Change in Control (6)	$2,000,000	$0	$355,957	$559,296	$0	$2,915,253
Good Reason/Without Cause	$1,520,000	$0	$84,534	$70,558	—	$1,675,092
For Cause	$0	$0	$0	$0	—	$0
Retirement	$0	$0	$84,534	$0	—	$84,534
Death/Disability	$0	$0	$94,869	$0	—	$94,869

Eric S. Gleason
Change in Control (6)	$2,000,000	$0	$355,957	$297,935	$1,071,326	$3,725,218
Good Reason/Without Cause	$1,746,500	$0	$75,347	$33,181	—	$1,855,028
For Cause	$0	$0	$0	$0	—	$0
Retirement	$0	$0	$75,347	$0	—	$75,347
Death/Disability	$0	$0	$85,039	$0	—	$85,039

(1)	Includes appropriate multiples of base salary and annual incentives as outlined in their respective arrangements.

(2)	With respect to any performance shares, the number of shares and associated value is based on the December 31, 2009 results and share price.

(3)	Includes payments with respect to health and welfare, retirement benefits and any relocation related expenses as outlined in the respective arrangements.

(4)	With respect to tax gross-ups, we assumed an excise tax rate under 4999 of the Internal Revenue Code of 20% and an individual tax rate of 40.52% (a 35% federal income tax rate, a 1.45% Medicare tax rate and a 4.07% state and local income tax rate).

(5)	As described above, Mr. Evanson is entitled to receive certain compensation if his employment is terminated following the June 15, 2011 expiration of his employment agreement. Any such compensation is not reflected in the table above because this provision was not applicable at December 31, 2009.

(6)	For purposes of this disclosure, we assumed that the stock options were exchanged for cash on the hypothetical change in control and any annual incentive payment was earned at December 31, 2009. As it relates to the treatment of outstanding stock grants upon a change in control described above, only the amounts in the “Accelerated Vesting of Stock Options” and the “Accelerated Vesting of Stock” columns above apply.

RELATED PERSON TRANSACTIONS

We recognize that transactions between the Company and our directors and executive officers or their immediate family members may raise questions as to whether those transactions present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and our stockholders. It is our policy to enter into or ratify these transactions only when your Board or the Governance Committee determines that the transaction is in, or is not inconsistent with, our best interests and those of our stockholders. Accordingly, the Governance Committee charter requires the Governance Committee to review and approve all transactions between us or any of our subsidiaries and any related person that are required to be disclosed under applicable SEC rules and regulations. Your Board has also adopted a formal policy that requires the Governance Committee to review and, if appropriate, to approve or ratify all such related person transactions in an amount exceeding $120,000, subject to certain exclusions further described below. Based on the Governance Committee’s review and the applicable SEC rules and regulations, the Governance Committee determined there were no related person transactions that required disclosure in this proxy statement. The interests of certain persons in the proposed merger will be described in the joint proxy statement/prospectus that will be distributed to stockholders in connection with the proposed merger.

Pursuant to the policy discussed above, the Governance Committee has delegated to the Governance Committee chairperson the authority to approve any related person transaction if the aggregate amount of the transaction is expected to be less than $2 million. The policy excludes certain categories of transactions that the applicable SEC rules and regulations also exclude from the definition of related person transactions and certain other transactions that the Governance Committee has determined would not constitute a direct or indirect material interest. These excluded transactions include, but are not limited to, transactions that are competitively bid, regulated transactions where the rates or charges are fixed in conformity with law or governmental authority, certain banking-related services, certain transactions that are not in excess of the greater of $1 million or 2% of the other organization’s revenues and transactions where all stockholders receive proportional benefits. The policy further requires that, at least annually, the Governance Committee be provided with a summary of certain transactions, including, but not limited to, each transaction that was approved by the Governance Committee chairperson.

SECURITY OWNERSHIP OF DIRECTORS, NAMED

EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The table below shows the number of shares of our common stock that are beneficially owned, directly or indirectly, by each of our directors and Named Executive Officers, and all of our directors and executive officers as a group as of March 1, 2010, and each beneficial owner of more than 5% of our common stock. Based on a review of filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 1, 2010, we are aware of three holders of more than 5% of the outstanding shares of our common stock.

Name (1)	Shares of the Company’s Common Stock (2)	Percent of Class
Paul J. Evanson	1,853,705	1.1
H. Furlong Baldwin	30,114	*
Eleanor Baum	24,227	*
Cyrus F. Freidheim, Jr.	30,247	*
Julia L. Johnson	22,114	*
Ted J. Kleisner	21,429	*
Christopher D. Pappas	7,125	*
Steven H. Rice	13,170	*
Gunnar E. Sarsten	47,858	*
Michael H. Sutton	22,181	*
Curtis H. Davis	23,021	*
David M. Feinberg	89,513	*
Eric S. Gleason	27,521	*
Kirk R. Oliver	21,760	*
All of our current directors and current executive officers as a group (17 persons)	2,344,667	1.4
BlackRock, Inc. (3)	8,889,200	5.2%
Capital World Investors (4)	11,000,000	6.5%
FMR LLC (5)	16,120,190	9.5%

*	Indicates less than one percent.

(1)	Other than BlackRock, Inc., Capital World Investors and FMR LLC, the address for each stockholder listed is: c/o Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601.

(2)	Includes the following options exercisable within 60 days of March 1, 2010: Mr. Evanson – 521,841; Mr. Sarsten – 20,000; Mr. Davis – 23,021; Mr. Feinberg – 73,021; Mr. Gleason – 27,521; and Mr. Oliver – 20,760.

For Mr. Rice, excludes 476 shares owned by his spouse. Mr. Rice owns 5,701 shares jointly with his spouse, and he has shared voting and investment power with respect to such shares. For Mr. Pappas, excludes 4,000 shares deferred until January 1, 2013. Mr. Sarsten owns 27,858 shares jointly with his spouse, and he has shared voting and investment power with respect to such shares.

The shares shown above exclude deferred cash compensation credited as shares in a phantom stock fund as of March 1, 2010 for the following directors: Mr. Baldwin, 7,432; Mr. Freidheim, 1,270; Ms. Johnson, 6,674; Mr. Kleisner, 619; Mr. Pappas, 1,458; and Mr. Rice, 2,538. Any distribution related to the phantom stock fund will be paid in cash based on the market value of the Company’s common stock as of the distribution date.

(3)

This information is based solely on the Schedule 13G filed by BlackRock, Inc. on January 29, 2010, reporting beneficial ownership of 8,889,200 shares of the Company’s common stock as of December 31, 2009. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY. BlackRock, Inc. has sole power to dispose or to direct the disposition of 8,889,200 shares and sole power to vote or to direct the voting of 8,889,200 shares.

(4)	This information is based solely on the Schedule 13G/A filed by Capital World Investors on February 11, 2010, reporting beneficial ownership of 11,000,000 shares of the Company’s common stock as of December 31, 2009. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071. Capital World Investors has sole power to dispose or to direct the disposition of 11,000,000 shares and sole power to vote or to direct the voting of 2,550,000 shares.

(5)	This information is based solely on the Schedule 13G/A filed by FMR LLC on February 16, 2010, reporting beneficial ownership of 16,120,190 shares of the Company’s common stock as of December 31, 2009. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. FMR LLC has sole power to dispose or to direct the disposition of 16,120,190 shares and sole power to vote or to direct the voting of 535,320 shares.

EQUITY COMPENSATION PLAN INFORMATION

This table provides certain information as of December 31, 2009 with respect to our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	3,427,373	(2)	22.99	3,610,424
Equity compensation plans not approved by security holders	0		N/A	0

Total	3,427,373		22.99	3,610,424

(1)	Includes the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan and the Allegheny Energy, Inc. Non-Employee Director Stock Plan.

(2)	Includes shares granted to directors under the Allegheny Energy, Inc. Non-Employee Director Stock Plan that were deferred and stock options previously granted under the former Allegheny Energy, Inc. 1998 Long-Term Incentive Plan.

We previously granted equity awards under our former 1998 Long-Term Incentive Plan (the “1998 Plan”). Upon stockholder approval on May 15, 2008, the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan became effective and no further awards were made under the 1998 Plan and any awards granted under the 1998 Plan remained outstanding in accordance with their terms. For more information regarding our current equity compensation plans, see “Compensation Discussion and Analysis” and “Non-Employee Director Compensation” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports with the SEC concerning their ownership of our common stock and other equity securities of the Company. Based on the Company’s review of these filings, we believe that all of our directors, executive officers and stockholders who are subject to Section 16(a) filed such reports with respect to our common stock on a timely basis in 2009, except that Mr. Pappas, a director of the Company, filed one late report on Form 4 disclosing an open market purchase of our common stock in 2009, and filed eight late reports on Form 4 in 2009 disclosing purchases of our common stock relating to a quarterly dividend reinvestment arrangement in 2008 and 2009.

2010 PROPOSALS

Company Proposal

We intend to submit the following proposal for approval by our stockholders at the meeting.

Item 2 – Ratification of Independent Auditor

By NYSE and SEC rules and under the Audit Committee’s charter, selection of the Company’s independent auditor is the direct responsibility of the Audit Committee. The Audit Committee also evaluates and monitors the independent auditor’s qualifications, performance and independence. This evaluation includes a review and evaluation of the lead partner of the independent auditor. The Audit Committee also takes into account the opinions of management and the Company’s chief internal audit executive.

The Audit Committee has appointed Deloitte & Touche to audit our consolidated financial statements for the fiscal year ending December 31, 2010 and to perform other audit-related services. Following the Audit Committee’s appointment, your Board voted unanimously to recommend that our stockholders vote to ratify the Audit Committee’s selection of Deloitte & Touche as the Company’s independent auditor for 2010.

The Audit Committee completed a process in 2007 to select the Company’s independent auditor for 2008. On October 3, 2007, the Audit Committee appointed Deloitte & Touche to audit our consolidated financial statements for the fiscal year ending December 31, 2008 and to perform other audit-related services. Also, on October 3, 2007, the Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditor. PwC’s dismissal became final on February 27, 2008 when PwC completed its procedures regarding the Company’s audited financial statements for the year ending December 31, 2007 and the Annual Report on Form 10-K in which such financial statements were included. During the year ended December 31, 2007, and through February 27, 2008, there were no (a) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter thereof in connection with its reports on the Company’s financial statements for such year, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K. The report of PwC on the Company’s consolidated financial statements, as of and for the year ended December 31, 2007, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the year ended December 31, 2007 through February 27, 2008, the Company did not consult with Deloitte & Touche regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

In addition, the Audit Committee has adopted a policy that if a majority of the votes cast at the 2010 annual meeting are against ratification, the Audit Committee will reconsider its selection of Deloitte & Touche. The Audit Committee will be under no obligation, however, to select a new independent auditor. If our stockholders fail to ratify the selection, the Audit Committee will seek to understand the reasons that our stockholders did not ratify its selection of Deloitte & Touche and will take those views into account in this and future appointments.

It is anticipated that a Deloitte & Touche representative will be present at the annual meeting and available to respond to appropriate questions from our stockholders and be given the opportunity to make a statement if he or she wishes to do so.

Your Board unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche as our independent auditor and will so vote proxies received that do not otherwise specify.

Stockholder Proposal

The following proposal, reproduced verbatim, was submitted by a single stockholder for inclusion in this proxy statement.

The following stockholder proposal contains assertions that we believe are factually incorrect. We are not responsible for the accuracy or content of the stockholder proposal or supporting statement. We also have not attempted to refute all of the inaccuracies. However, after careful consideration, your Board has recommended a vote against the stockholder proposal for the reasons set forth following the proposal. The name and address of the stockholder submitting the proposal, as well as the number of shares held, will be furnished by us to any stockholder promptly upon the receipt of any oral or written request therefor.

A stockholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. The stockholder proposal will be approved if it is introduced and voted on at the meeting and it receives the affirmative vote of a majority of all the votes cast on the matter.

Item 3 – Independent Board Chairman

RESOLVED: The shareholders request our board of directors to adopt a policy that, whenever possible, the chairman of the board of directors shall be an independent director (by the standard of the New York Stock Exchange), who has not previously served as an executive officer of the Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual meetings of shareholders; and that compliance with the policy is temporarily excused if no independent director is available and willing to serve as chairman.

I believe:

•	The role of the CEO and management is to run the company.

•	The role of the Board of Directors is to provide independent oversight of management and the CEO.

•	There is a potential conflict of interest for a CEO to be her/his own overseer while managing the business.

Numerous institutional investors recommend separation. For example, CalPERS encourages separation, even with a lead director in place.

In 2009, Yale University’s Millstein Center for Corporate Governance and Performance published a “Chairing the Board” Policy Briefing arguing the case for a separate, independent Board Chair.

The report was prepared in conjunction with the “Chairmen’s Forum” composed of a group of Directors. “A separate CEO and Chairman should improve corporate performance and lead to more competitive compensation practices,” said Gary Wilson, former Chair at Northwest Airlines, a Yahoo Director and a member of the Forum.

The report stated that chairing and overseeing the Board is a time intensive responsibility and that a separate Chair leaves the CEO free to manage the company and build effective business strategies.

Many companies have independent Chairs; by 2008 close to 39% of the S&P 500 companies had boards that were not chaired by their chief executive. An independent Chair is the prevailing practice in the United Kingdom and many international markets.

Shareholder resolutions for separation of CEO and Chair averaged 36% support in 2009 at 30 companies – indicating strong and growing investor support.

In consideration of the potential disruption of an immediate change, I am not seeking to replace our present CEO as Chair. To foster a simple transition, I am requesting that this policy be phased in when the next CEO is chosen. When a Board declares their support for this future governance reform, the Board and prospective CEO both will be aware of this change in expectation.

Companies are recognizing increasingly that separating the Board Chair and Chief Executive Officer is a sound corporate governance practice. An independent Chair and a vigorous Board can improve accountability to shareowners and help forge long-term business strategies that best serve the interests of shareholders, consumers and the company.

I urge a vote FOR this resolution. An independent Chair can enhance investor confidence in our Company and strengthen the integrity of the Board.

Your Board’s Response

At five recent Company annual stockholder meetings, our stockholders rejected substantially identical proposals and should continue to do so.

Summary

Your Board believes that it would not be in the best interests of the Company to implement a rigid policy to require that the Chairman of your Board be independent for the following reasons:

•	Your Board believes, and an outside service confirmed, that the Company is one of the national leaders in its industry in corporate governance;

•	Your Company is committed to the highest standards of corporate governance that provides for, among other things, significant independence of your Board;

•	Your Company’s practice with respect to its Chairman is consistent with a substantial majority of other large companies;

•	Your Board has taken decisive steps to ensure that it effectively carries out its responsibility for the oversight of management; and

•

Your Board’s appointment of a Presiding Director and the use of regular executive sessions of the non-management Board members, along with your Board’s strong committee system and substantial majority of independent directors, allows your Board to maintain effective oversight of management.

Your Company is committed to the highest standards of corporate governance.

Our corporate governance practices and policies are described in the “Corporate Governance Practices” section beginning on page 12 of this proxy statement. As discussed there, we have had a long-standing commitment to good governance and a record of excellence. Your Board also believes, and an outside service confirmed, that the Company is one of the national leaders in its industry in corporate governance.

With the exception of Mr. Evanson, the Chairman and CEO, your Board is composed entirely of independent directors. Therefore, your Board includes an ample number of independent directors to offer critical review of management. All of your Board’s committees, other than the Executive Committee, are, and for many years have been, composed solely of independent directors, with chairpersons nominated by the independent directors. Furthermore, each of these committees is chaired by an independent, non-management director. This means that oversight of critical issues such as the oversight of the integrity of our financial statements, CEO and executive officer compensation, and Board evaluation and selection of directors is entrusted to independent directors. In addition, your Board has long had established governance guidelines, which are available on our website, www.alleghenyenergy.com, in the Corporate Governance section.

Your Board believes that this proposal would not noticeably strengthen the Board’s independence or oversight functions and would, therefore, not be in the best interests of our stockholders.

An absolute rule to separate the Chairman and CEO role solely for independence purposes is not in the best interests of our stockholders.

Your Board selects the Chairman in a manner that it determines to be in the best interests of the Company and its stockholders at the time. Over the last several years, your Board has examined many governance practices, including the separation of the offices of Chairman and CEO so that the Chairman role is considered independent under the applicable NYSE rules. What your Board found was that there is no “one size fits all” practice in this area and that implementing a rigid policy to require that the role of CEO be separated (or combined) from that of Chairman is not advisable. Your Company and our stockholders are best served if your Board retains the leadership structure that works best for the Company based on the facts and circumstances existing at that time.

Notwithstanding the proponent’s clear preference for a separate Chairman and CEO, there is no consensus in the U.S. that such a separation of roles is a governance best practice. According to a recent survey, only 16 percent of the S&P 500 companies truly have an independent chairman as requested by the proposal (Source: Spencer Stuart Board Index. ©2009 Spencer Stuart. All rights reserved.).

Accordingly, your Board believes that this proposal would impose an unnecessary restriction that would not noticeably strengthen the Board’s independence or oversight functions and would, therefore, not be in the best interests of our stockholders.

Your Company’s corporate governance structure provides for significant independence and, in particular, provides for an independent Presiding Director.

Your Board fully recognizes that independence from management is an important component of an effective board and believes that it has discharged this responsibility well to date.

The independent directors meet separately in executive session without our Chairman and CEO present at every regularly scheduled Board meeting. These executive sessions take place outside the presence of our Chairman and CEO or any other Company employee. An independent Presiding Director (akin to a “Lead Director”) leads these sessions. The clearly delineated duties of our Presiding Director, who serves for a two-year term and is rotated among your Board’s independent directors, include the following:

•	presides at all meetings of your Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serves as liaison between the Chairman and the independent directors;

•	provides input to management on information to be sent to your Board and approves information sent to your Board;

•	approves meeting agendas for your Board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent directors; and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

Moreover, every director may request the inclusion of specific items on the agenda for Board meetings.

For all of the above reasons, your Board believes it would be unwise to impose an absolute rule prohibiting the CEO from also serving as Chairman of your Board and thereby requiring our Chairman, who is our only current Board member not considered independent under the applicable NYSE rules, to be independent. Your Board should have the flexibility to determine the best leadership structure for the Company to achieve optimal results for our stockholders. Your Board intends to review this determination from time to time as facts and circumstances change.

For these reasons, your Board unanimously recommends that our stockholders vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Proposals on matters appropriate for stockholder consideration consistent with the regulations of the SEC and submitted by stockholders for inclusion in the proxy statement and form of proxy for the 2011 annual meeting must be received by the Company’s Secretary no later than November 25, 2010. Stockholders should refer to the SEC rules, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement. If you would like to submit a stockholder proposal, you may do so by sending the proposal in writing by the date specified above to the attention of the Secretary of the Company, Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, PA 15601.

ADVANCE NOTICE PROCEDURES

Under the Company’s bylaws, proposals and nominations for election of directors made by stockholders submitted for consideration at the 2011 annual meeting, but not for inclusion in the Company’s proxy statement and form of proxy, must be received by the Company’s Secretary no later than December 25, 2010 and no earlier than November 25, 2010. Such proposals and nominations will be considered only if advance notice has been given and these proposals or nominations are otherwise proper for consideration under applicable law, our Charter and bylaws. Notice of such proposals and nominations must also comply with certain informational and other requirements set forth in the Company’s bylaws. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the Company’s proxy statement under the SEC rules.

In addition to the above, it is also the policy of our Governance Committee to consider recommendations for candidates to your Board from our stockholders. The Governance Committee will consider stockholder recommendations for candidates for your Board using the same criteria described in the “Corporate Governance Practices – Procedures for Nomination of Directors” section above. If interested, the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of Company stock should be sent to the attention of the Secretary of the Company, Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, PA 15601.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement and our annual report is being sent to our stockholders who share a single address unless we have received contrary instructions from any stockholder at that address. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses. The Company has instituted this procedure for all stockholders of record.

If one set of these documents was sent to your household, and one or more of you would prefer to receive your own set, either of the current proxy statement or annual report, or of future proxy statements and annual reports, please contact our stock transfer agent, BNY Mellon Shareowner Services, by telephone at (800) 648-8389 or by mail at P.O. Box 358015, Pittsburgh, PA 15252-8015.

If your shares are held by a bank, broker or other holder of record, please contact that holder directly if you have questions about delivery of materials, require additional copies of this proxy statement or annual report, or wish to receive multiple copies of reports by stating that you do not consent to householding.

OTHER MATTERS

Your Board is not aware of any other matters which may come before this annual meeting of stockholders. If any other matters properly come before the annual meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their discretion.

We are soliciting proxies from stockholders on behalf of our Board and will pay for all costs incurred in connection with the solicitation. We have retained D.F. King & Co., Inc., a proxy solicitation firm, to assist us in the solicitation of proxies for the annual meeting. We will pay D.F. King a fee of approximately $7,500 and reimburse the firm for reasonable out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited by officers, directors and other employees of the Company personally, by telephone or other means, without additional compensation other than reimbursement for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.

It is important to return your proxy card promptly. Stockholders are urged to mark, date, sign, and return the proxy immediately, or to authorize their proxies via the Internet or by telephone. Stockholders do not need to affix any postage if the proxy is mailed in the enclosed envelope in the United States. Please see the proxy card or voting instruction form accompanying this proxy statement for specific instructions on how to cast your vote by any of these methods.

Proxies authorized via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on May 19, 2010. Authorizing your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend and vote at the annual meeting.

The Internet and telephone proxy authorization procedures are designed to authenticate our stockholders’ identities, to allow our stockholders to give their proxy authorization instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders authorizing their proxies via the Internet and by telephone should understand that there may be costs associated with authorizing proxies in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 20, 2010: Our proxy statement, annual report to our stockholders and Form 10-K for fiscal year 2009 are available on our website at www.alleghenyenergy.com/proxymaterials.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 P.M. Eastern Daylight Time on May 19, 2010.

INTERNET http://www.proxyvoting.com/aye Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼    FOLD AND DETACH HERE    ▼

Please mark your votes as	☒
indicated in this example

(A) Your Board recommends a vote “FOR” the listed nominees in Item 1.									(B) Your Board recommends a vote “FOR” Item 2.

Item 1 – Election of the following nominees as directors:

	FOR	WITHHOLD	ABSTAIN		FOR	WITHHOLD	ABSTAIN			FOR	AGAINST	ABSTAIN

1.1 H. Furlong Baldwin	☐	☐	☐	1.6 Ted J. Kleisner	☐	☐	☐	Item 2 –	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2010.	☐	☐	☐
1.2 Eleanor Baum	☐	☐	☐	1.7 Christopher D. Pappas	☐	☐	☐
1.3 Paul J. Evanson	☐	☐	☐	1.8 Steven H. Rice	☐	☐	☐	(C) Your Board recommends a vote “AGAINST ” Item 3.
1.4 Cyrus F. Freidheim, Jr.	☐	☐	☐	1.9 Gunnar E. Sarsten	☐	☐	☐	Item 3 –	Stockholder proposal relating to an independent Board Chairman.	☐	☐	☐
1.5 Julia L. Johnson	☐	☐	☐	1.10 Michael H. Sutton	☐	☐	☐

	Mark Here for	☐
Address Change
or Comments
SEE REVERSE
(D) Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign below

Signature	Signature	Date	2010
Please sign your name(s) exactly as shown above. Joint owners should each sign.

ALLEGHENY ENERGY, INC.	Admission Ticket
2010 Annual Meeting of Stockholders	NO ONE ADMITTED
Thursday, May 20, 2010 at 9:30 A.M.

New York Marriott Marquis Hotel	WITHOUT A TICKET
1535 Broadway	Picture Identification Required
New York, New York

You can now access your account online at http://www. bnymellon.com/shareowner/isd

Get current information on your stockholder account via Investor ServiceDirect® (ISD)

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If you prefer to contact us by telephone, call 1-800-648-8389. For technical assistance with your online account, call 1-877-978-7778 between 9 A.M. - 7 P.M. Monday-Friday Eastern Time.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 20, 2010: Our proxy statement, annual report to our stockholders and Form 10-K for fiscal year 2009 are available on our website at www.alleghenyenergy.com/proxymaterials.

See reverse side for Internet, telephone or mail instructions.

▼     FOLD AND DETACH HERE    ▼

800 CABIN HILL DRIVE
GREENSBURG, PA 15601

PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Allegheny Energy, Inc., a Maryland corporation (the “Company”), hereby appoints Paul J. Evanson, David M. Feinberg and Daniel M. Dunlap and each of them, as Proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York on May 20, 2010 at 9:30 A.M., Eastern Daylight Time, and at the meeting and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all power possessed by the undersigned as if personally present at the meeting and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

When properly executed and returned, this proxy will be voted as specified by the undersigned stockholder. Unless you indicate otherwise, the proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. If no voting specification is made, this proxy will be voted “FOR” all nominees in Item 1, “FOR” Item 2 and “AGAINST” Item 3. Further, when properly executed and returned, this proxy will be voted in accordance with the proxy holders’ discretion on any other matters that may properly come before the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

This proxy is continued on the reverse side. Please mark, sign, and date on the reverse side and return promptly.

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